Exhibit 99.2

Volume 1 of 2

FOR PUBLICATION

UNITED STATES COURT OF APPEALS

FOR THE NINTH CIRCUIT

NATIONAL PARKS & CONSERVATION	}	NO. 05-56814 D.C. No. CV-00-00041-RT
ASSOCIATION,
Plaintiff-Appellee,
V.
BUREAU OF LAND MANAGEMENT;
UNITED STATES DEPARTMENT OF
INTERIOR,
Defendants,
and
KAISER EAGLE MOUNTAIN, INC.;
MINE RECLAMATION CORPORATION,
Defendants-Appellants.

15097

15098	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

DONNA CHARPIED; LAURENCE	}	Nos. 05-56815 05-56843 D.C. No. CV-99-00454-RT
CHARPIED; DESERT PROTECTION
SOCIETY; CENTER FOR COMMUNITY
ACTION AND ENVIRONMENTAL JUSTICE,
Plaintiffs-Appellees,
v.
UNITED STATES DEPARTMENT OF
INTERIOR,
Defendant,
BUREAU OF LAND MANAGEMENT;
NATIONAL PARK SERVICE; BRUCE
BABBITT, in his official capacity as
Secretary of the Interior; TOM FRY,
in his official capacity as Acting
Director of the Bureau of Land
Management; AL WRIGHT, in his
official capacity as Acting
California State Director of the
Bureau of Land Management; TIM
SALT, in his official capacity as
Bureau of Land Management
California Desert District
Manager; ROBERT STANTON, in His official capacity as Director of the National Park Service,
Defendants,
and
KAISER EAGLE MOUNTAIN, INC.;
MINE RECLAMATION CORPORATION,
Defendants-Appelants.

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15099

NATONAL PARKS & CONSERVATION	}	No. 05-56832 D.C. No. CV-00-00041- RT
ASSOCIATION,
Plaintiff-Appellee,
v.
UNITED STATE DEPARTMENT OF
INTERIOR,
Defendant-Appellant,
BUREAU OF LAND MANAGEMENT,
Defendant-Appellant, and
KAISER EAGLE MOUNTAIN, INC.;
MINE RECLAMATION CORPORATION,
Defendants.

15100	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

DONNA CHARPIED; LAURENCE	}	No. 05-56908 D.C. No. CV-99-00454-RT OPINION
CHARPIED; DESERT PROTECTION
SOCIETY; CENTER FOR COMMUNITY
ACTION AND ENVIRONMENTAL
JUSTICE,
Plainitffs-Appellants,
v.
UNITED STATES DEPARTMENT OF
INTERIOR; KAISER EAGLE MOUNTAIN
INC.; MINE RECLAMATION
CORPORATION; BUREAU OF LAND
MANAGEMENT; NATIONAL PARK
SERVICE; BRUCE BABBITT, in his
official capacity as Secretary of
the Interior; TOM FRY, in his
official capacity as Acting
Director of the Bureau of Land
Management; AL WRIGHT, in his official capacity as Acting
California State Director of the
Bureau of Land Management; TIM
SALT, in his official capacity as
Bureau of Land Management
California Desert District
Manager; ROBERT STANTON, in his official capacity as Director of the
National Park Service,
Defendants-Appellees.

Appeal from the United States District Court

for the CentraI District of California

Robert J. Timlin, District Judge, Presiding

Argued and Submitted

December 6, 2007—Pasadena, California

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15101

Filed November 10, 2009

Before: Harry Pregerson, Stephen S. Trott and

Richard A. Paez, Circuit Judges.

Opinion by Judge Pregerson;

Dissent by Judge Trott

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15105

COUNSEL

Leonard J. Feldman, Heller Ehrman LLP, Seattle, Washington, for defendant-appellants Kaiser Eagle Mountain, LLC and Mine Reclamation, LLC.

Tamara N. Rountree, United States Department of Justice, Environment and Natural Resources Division, Washington. D.C., for federal government defendant-appellants.

Deborah Sivas and Noah Long, Stanford Environmental Law Clinic, Stanford, California, for plaintiff-appellee National Parks Conservation Association.

Stephan C. Volker, Law Offices of Stephan C. Volker, Oakland, California, for plantiffs-appellees Donna and Laurence Charpied.

15106	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

OPINION

PREGERSON, Circuit Judge:

Kaiser Eagle Mountain, lnc. (“Kaiser”) seeks to build a landfill on a former Kaiser mining site near Joshua Tree National Park (“Joshua Tree”). As part of its landfill development plan, Kaiser sought to exchange certain private lands for several parcels of land surrounding the mine site and owned by the Bureau of Land Management (“BLM”). Several parties, including the National Parks Conservation Association (“Conservation Association”) and Donna and Laurence Charpied (“the Charpieds”), challenged the land exchange. Nevertheless, the BLM approved the land exchange, as did the Interior Board of Land Appeals (“Appeals Board”).

The Conservation Association and the Charpieds pursued challenges in district court on several grounds, including violations of the Federal Land and Policy Management Act (“Management Act”) and National Environmental Policy Act (“NEPA”). The district court held for the Conservation Association and Charpieds on the Management Act claims and some, but not all, of the NEPA claims. We have jurisdiction under 28 U.S.C. § 1291 and affirm in part and reverse in part.

I.	Background

Kaiser owned and operated an iron ore mine near the Eagle Mountain range in Riverside County, California from 1948 to 1983. The mine area covered over 5,000 acres and included four large open pits. The mine area also included a 429-acre “Townsite,” which housed mine workers and support personnel, and over which the United States owns a reversionary interest. Though Kaiser currently leases the Townsite for use as a correctional facility, the majority of the mine site lies dormant. The disturbed lands, which contain large quantities of mine tailings, have not been reclaimed.

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15107

The BLM owns several parcels of land surrounding the former mine site. In 1989, Kaiser sought to acquire these parcels through a land exchange. Under Kaiser’s proposal, Kaiser will acquire 3,481 acres of public land, the United States’s reversionary interest in the Townsite, and permanent rights-of-way over the dormant Eagle Mountain Railroad and Eagle Mountain Road. In exchange, Kaiser offered 2,846 acres of private land near other BLM lands and within an area designated as critical habitat for the desert tortoise.

Kaiser’s ultimate goal is to develop the largest landfill in the United States. The proposed landfill project will cover 4,654 acres, including support and “buffer” areas. The landfill will accept solid wastes from several Southern California communities. The majority of the waste will be transported by train, though there will also be some truck and “self-haul” loads. The project is designed to operate for 117 years. At its peak, the proposed landfill will accept 20,000 tons of garbage per day, six days a week, for up to sixteen hours per day. During the final phase of the project, to commence in roughly seventy-eight years, garbage will be deposited into the largest of the four open mining pits, the East Pit. The remaining pits will not be filled. The total capacity of the proposed landfill is approximately 708 million tons.

Both Joshua Tree and the Kaiser mine site lie within a large desert wilderness area that is home to several sensitive plant and animal species, including the desert tortoise and Bighorn sheep. The proposed landfill site sits within one and-a-half miles of Joshua Tree. The landfill would be visible from remote areas of Joshua Tree.

As part of its analysis of the proposed land exchange, the BLM produced a Draft Environmental Impact Statement (“EIS”). The EIS described the purpose and need of the project as follows:

The primary purpose of the Project is to develop a new Class III nonhazardous municipal solid waste

15108	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

landfill to meet the projected long-term demand for environmentally sound landfill capacity in Southern California; provide a long-term income source from the development of a nonhazardous municipal solid waste landfill; find an economically viable use for the existing mining by-products at the Kaiser Eagle Mountain Mine site, including use of existing aggregate and overburden; and provide long-term land use and development goals and guidance for the Townsite.

With these purposes in mind, the BLM considered six alternatives in detail: (1) No action; (2) Reduced volume of waste; (3) Alternate road access; (4) Rail access only; (5) Landfill on Kaiser land only; and (6) Landfill development without Townsite development.

The BLM also commissioned an appraisal report on the proposed exchange lands from David J. Yerke, Inc. (“the Yerke appraisal”). The Yerke appraisal found that the “highest and best use” of the public lands in question was “holding for speculative investment.” The appraisal explicitly stated that it did “not take into consideration any aspects of the proposed landfill project.” The Yerke appraisal therefore valued the public parcels surrounding the mine site at roughly $77 per acre and the Townsite at roughly $106 per acre.1 The appraisal valued the Kaiser lands to be exchanged at approximately $104 per acre. The BLM subsequently required Kaiser to pay $20,100, the difference between the value of the exchanged public lands and Kaiser’s parcels.

In 1997, the BLM adapted a Final EIS, incorporating the Draft EIS, and issued a Record of Decision approving the land exchange as proposed by Kaiser. The Conservation

[1]	The Los Angeles County Sanitation District has since entered into a conditional agreement to purchase the landfill property and permits for over $8,800 per acre.

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15109

Association and Charpieds filed administrative protests with the BLM. When those protests were denied, the Conservation Association and Charpieds separately appealed to the Appeals Board. The Appeals Board affirmed the BLM’s decision in a separate decision, incorporating the Draft and Final EIS, in September 1999.

The Conservation Association and the Charpieds (hereinafter, collectively “Conservation Association”) filed separate complaints in the district court seeking review under the Administrative Procedure Act and alleging violations of the Management Act and NEPA. The district court consolidated the complaints. On cross-motions for summary judgment, the district court ruled in the Conservation Association’s favor, in part. Looking only to the Record of Decision, the district court set aside the land exchange because: (1) the BLM did not give “full consideration” to whether the land exchange is in the public interest; (2) the Yerke appraisal failed to consider a landfill as a “highest and best use”; (3) the EIS’s “purpose and need” statement was too narrowly drawn, with accordingly narrow potential alternatives foreordaining landfill development; and (4) the BLM failed to take a “hard look” at potential impacts an Bighorn sheep and the effects of nitrogen enrichment on the nutrient-poor desert environment. This appeal followed.

11.	Standard of Review

We review a grant or denial of summary judgment de novo. Northwest Envtl. Advocates v. Nat’l Marine Fisheries Serv., 460 F.3d 1125, 1132 (9th Cir. 2006). We may only overturn agency action that is “arbitrary, capricious, an abuse of discretion, or otherwise not in accordance with law.” Great Basin Mine Watch v. Hankins, 456 F.3d 955, 961-62 (9th Cir. 2006); 5 U.S.C. § 706(2)(A).

111.	Scope of Review

As a preliminary matter, we must first identify the agency action under our review. The Conservation Association

15110	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

argues, as the district court held, that the Record of Decision constitutes final agency action. We disagree.

[1] Under the Administrative Procedure Act, only “final agency action” is subject to judicial review. 5 U.S.C. § 704. The BLM is part of the Department of the Interior (“DOI”). DOI regulations state that, barring a petition for a stay, a decision will become effective upon the expiration of the appeal period. 43 C.F.R. § 4.21(a)(2). If an Appeals Board fails to act upon a petition for a stay or denies such a petition, the decision becomes effective immediately. 43 C.F.R. § 4.21 (a)(3). The Appeals Board’s decisions, in contrast, constitute final agency action when made. “The Board [of Land Appeals] decides finally for the Department [of Interior] appeals to the head of the Department from decisions rendered by Departmental officials relating to . . . [t]he use and disposition of public lands .. . . .” 43 C.F.R. § 4.1(b)(3)(i). “A decision of the Board shall constitute final agency action and be effective upon the date of issuance, unless the decision itself provides otherwise,” 43 C.F.R. § 4.403.2

[2] In the case before us, the Record of Decision never became effective, and cannot serve as the agency’s final action. The language of the Administrative Procedure Act does not support the Conservation Association’s arguments. “[A]gency action otherwise final is final . . . whether or not there has been presented or determined an application for . . . any form of reconsideration, or, unless the agency otherwise requires by rule and provides that the action meanwhile is inoperative, for an appeal to superior agency authority.” 5 U.S.C. § 704. The Conservation Association contends that no rule renders the Record of Decision inoperative during the

[2]

The Conservation Association argues that 43 C.F.R. § 4.403 applies only to Appeals Board actions, and does nothing to rob the Record of Decision of its finality. Taken to its logical conclusion, this argument would allow for two independent, and potentially conflicting, “final” agency actions. This cannot be.

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15111

pendency of the appeal, and therefore the Record of Decision is a final action. This court has held, however, that “exercise of an optional appeal to a Department ALJ renders the initial Administrator’s decision nonfinal for purposes of judicial review under the APA.” Acura of Bellevue v. Reick, 90 F.3d 1403, 1407 (9th Cir. 1996). Furthermore, the Conservation Association’s argument ignores the “otherwise final” language of the Administrative Procedure Act. DOI rules need not explicitly render the Record of Decision inoperative because, in a case such as that before us, the decision was never effective in the first instance.3

[3] We note that in some cases, a Record of Decision may constitute final agency action. For example, where there is no administrative appeal, a Record of Decision will become effective and final following the expiration of the appeal period, in accordance with 43 C.F.R. § 4.21(a)(2). Similarly, where the Appeals Board denies a petition for a stay, a Record of Decision will become effective and final in accordance with 43 C.F.R. § 4.21(a)(3). Indeed, this was the situation in Desert Citizens Against Pollution v. Bisson, 231 F.3d 1172 (9th Cir. 2000). There, the Appeals Board denied a petition for a stay. Id. at 1175. This court therefore reviewed the Record of Decision as the final agency action. See, e.g., id. at 1182. In the case before us, in contrast, the Appeals Board

[3]	Contrary to Kaiser’s suggestion, our holding is not compelled by 43 C.F.R. § 4.21(c). § 4.21(c) states:

No decision which at the time of its rendition is subject to appeal to the Director or an Appeals Board shall be considered final so as to be agency action subject to judicial review under 5 U.S.C. 704, unless [1] a petition for a stay of decision has been timely filed and [2] the decision being appealed has been made effective ….

(Emphasis added). This subsection deals with exhaustion of administrative remedies, not finality of agency action. If taken, as Kaiser suggests, to touch upon finality of agency action, § 4.21(c)’s requirement that a petition for stay be timely filed would render all actions not subject to a petition for stay non-final, and thus unreviewable.

15112	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

granted a stay. The Record of Decision therefore never became effective and was not the final agency action. We reverse the district court to the extent that it limited its review to the Record of Decision. The Appeals Board decision, which incorporated the Environmental Impact Statement, is the final agency action before us for review.

IV.	Federal Land and Policy Management Act Claims

Kaiser and the BLM appeal the district court’s determinations that the Yerke appraisal was inadequate and that the BLM failed to give “full consideration” to whether the land exchange well serves the public interest.

A. Highest and Best Use

1. Exhaustion of Administrative Remedies

In district court, the Conservation Association challenged the BLM’s appraisal of the exchange lands on the ground that the BLM failed to consider a landfill as the “highest and best use” of the public parcels. Kaiser and the BLM argue, as they did before the district court, that the Conservation Association failed to exhaust this issue before the Appeals Board, and that this court should not review the highest and best use claim.

[4] “As a general rule, we will not consider issues not presented before an administrative proceeding at the appropriate time.” Marathon Oil Co. v. United States, 807 F.2d 759, 767- 68 (9th Cir. 1986). However, we have repeatedly held that the exhaustion requirement should be interpreted broadly. Plaintiffs fulfill the requirement if their appeal “provided sufficient notice to the [agency] to afford it the opportunity to rectify the violations that the plaintiffs alleged.” Native Ecosystems v. Dombeck, 304 F.3d 886, 899 (9th Cir. 2002). Plaintiffs need not state their claims in precise legal terms, and need only raise an issue “with sufficient clarity to allow the decision maker to understand and rule on the issue raised, but these is

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15113

no bright-line standard as to when this requirement has been met.” Great Basin Mine Watch v. Hankins, 456 F.3d at 968 (internal quotation omitted).

[5] In the case before us, we are satisfied that the Appeals Board received sufficient notice to allow the agency to respond to the highest and best use issue. Although the Conservation Association did not use the words “highest and best use,” its Statement of Reasons for appeal to the Appeals Board stated:

THE BLM WILL NOT RECEIVE FAIR MARKET VALUE FOR THE EXCHANGE. Any disposal of federal lands must be compensated at “fair market value of the use of public lands and their resources.” 43 U.S.C.A. § 1701(a) …. Kaiser will also pay BLM a lump sum of $20,100, which is below the fair market value. Kaiser anticipates huge profits from a landfill operation on the undervalued BLM land ….

(emphasis added). In their separate Statement of Reasons, the Charpieds argued that “the public should receive fair appraisal for its lands,” and “[n]ot an appraisal that has been artificially reduced in value through instructions to discount developments, improvements, and recent zoning changes.”

[6] These statements adequately raised the highest and best use issue before the Appeals Board.4 The Yerke appraisal

[4]

The dissent finds language such as “appraisers failed to consider that the Federal land to be exchanged is proposed to be used as a landfill, and that, as a result, the land should be valued … in comparison to landfill sites” satisfactory to exhaust the highest and best use issue. Dissent at 15178 (quoting Donna Charpied, 137 IBLA 45, 47 (1996). We see no meaningful distinction between this language and that presented in the case before us, which highlights that Kaiser will reap profits “from a landfill operation,” will pay “below the fair market value,” and that the appraisal unfairly ignored development and zoning changes.

15114	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

explicitly states that it does not consider any aspect of the landfill project, The Conservation Association’s Statement of Reasons highlighted the BLM’s failure to appraise the land’s fair market value as a landfill. The highest and best use analysis is an integral part of the appraisal process. 43 C.F.R. § 2201.3-2(a)(1) (“ln estimating market value, the appraiser shall: (1) Determine the highest and best use of the property to be appraised[.]”). Under such a backdrop, the Appeals Board had sufficient notice to address the highest and best use issue.

2. Merits of the Highest and Best Use Claim

The statutory and regulatory requirements governing appraisals are numerous. The Management Act requires the BLM to appraise lands before agreeing to a land exchange. 43 U.S.C. § 1716(d)(1). This appraisal must set forth an opinion regarding the market value of the lands “supported by the presentation and analysis of relevant market information.” 43 C.F.R. § 2200.0-5(c). Market value “means the most probable price … that lands or interests in lands should bring in a competitive and open market … where the buyer and seller each acts prudently and knowledgeably.” 43 C.F.R. § 2200.0-5(n). “In estimating market value, the appraiser shall: (1) Determine the highest and best use of the property to be appraised”; and “(2) Estimate the value of the lands and interests as if in private ownership and available for sale in the open market.” 43 C.F.R. § 2201.3-2(a)(1)-(2). “Highest and best use means the most probable legal use of a property, based on market evidence as of the date of valuation, expressed in an appraiser’s supported opinion.” 43 C.F.R. § 2200.0-5(k).

The appraisal must also comply, to the extent appropriate, with the separate requirements of the Uniform Appraisal Standards for Federal Land Acquisitions. 43 C.F.R. § 2201.3. Under the Uniform Appraisal Standards definition, highest and best use is “ ‘[t]he highest and most profitable use for which the property is adaptable and needed or likely to be

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15115

needed in the reasonably near future.’ ” The Appraisal Institute, Uniform Appraisal Standards for Federal Land Acquisitions 34 (quoting Olson v. United States, 292 U.S. 246, 255 (1934)), available at http://www.usdoj.gov/enrd/land-ack/yb2001.pdf. While Department of Interior regulations define highest and best use as the “most probable” use of land, the Uniform Standards only require “reasonable probability” of a given use. Uniform Standards at 34; Desert Citizens, 231 F.3d at 1181 n.10. Under the Uniform Standards, the highest and best use must also be: (1) physically possible; (2) legally permissible; (3) financially feasible; and (4) must result in the highest value. Uniform Standards at 17.

In Desert Citizens, we examined a highest and best use claim almost identical to that presented in the instant case. Desert Citizens, 231 F.3d at 1175, 1180. In Desert Citizens, a mine operator proposed a land exchange to the BLM in connection with the development of the Mesquite Regional Landfill on and near the Mesquite Mine. Id. at 1175. An appraisal of the public lands concluded that the highest and best use was “open space” or “mine support.” Id. At the time of the appraisal, the mine operator had already applied for county permits to build the landfill. Id. The district court upheld the appraisal on the grounds that there was no market demand for a landfill and that landfill development was an expensive, risky venture. Id. at 1180.

[7] We reversed. After analyzing the statutory and regulatory framework regarding highest and best use, we held that “uses that are reasonably probable must be analyzed as a necessary part of the highest and best use determination. This analysis must have due regard for the existing business or wants of the community, or such needs as may be reasonably expected to develop in the near future.” Id. at 1181 (internal quotations and citations omitted). We observed that because the lands in question “were expected to be used for landfill purposes” and because the “existence of other landfill proposals in the region indicated a general market for landfill development,”

15116	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

landfill use was reasonably probable and must “at the very least” have been considered in the highest and best use analysis. Id. (emphasis added).

We then proceeded to analyze the physical, legal, and financial feasibility of the proposed Mesquite Landfill, in accordance with the Uniform Appraisal Standards. Id, at 1184. In our discussion of financial feasibility, we held that “a regional market and the presence of competitors sponsoring similar projects made reasonably probable, prior to the … appraisal, that use of the lands for landfill purposes was financially feasible.” Id. at 1185. Among the other landfill proposals we relied upon as evidence of market demand was the “Eagle Mountain Regional Landfill proposed by Kaiser.” Id.

[8] The facts of Desert Citizens are virtually identical to the facts before us in the instant case. Kaiser applied for county permits before the Yerke appraisal was drafted. The Yerke appraisal was clearly cognizant of Kaiser’s proposal, yet explicitly stated that it was not taking “into consideration any aspect of the proposed landfill project.” Kaiser and the BLM do not contest the physical or legal feasibility of constructing a landfill at the Eagle Mountain site. As for financial feasibility, we held in Desert Citizens that the presence of competing proposals alone is sufficient to establish market demand and financial feasibility. Id. If the Kaiser landfill proposal was sufficient to establish a reasonable probability of the Mesquite Landfill’s financial feasibility, the Mesquite Landfill and other proposals must demonstrate similar feasibility of the Kaiser project.

The BLM tries to distinguish Desert Citizens by arguing that here, BLM market analyses did not show that there were other landfill proposals in the area, and therefore there is no evidence of market demand. This argument distorts the facts of Desert Citizens and misses the point entirely. Contrary to the BLM’s assertions, in Desert Citizens we did not look to the BLM’s own market analyses for proof of market demand.

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15117

To the contrary, the BLM’s position, as articulated by the district court, was that market demand did not exist. Id at 1180. In reversing this determination, we looked not to any BLM market analysis, but rather to the obvious and well-known presence of competing landfill proposals. Id. at 1185. Indeed, we found the appraiser’s willful ignorance of facts of “general notoriety” “particularly troubling.” Id. at 1182.

[9] Kaiser and the BLM have failed to distinguish the facts of this case from those of Desert Citizens,5 As such, the highest

[5]

Kaiser and the BLM rely heavily on a 2002 report compiled by the Herzog Group as part of the litigation of this case. This report was not before either the BLM or the Appeals Board. Accordingly, we do not consider it here. See, e.g., Ctr. for Biological Diversity v. U.S. Fish & Wildlife Serv., 450 F.3d 930, 943 (9th Cir. 2006) (“Parties may not use post- decision information as a new rationalization either for sustaining or attacking the Agency’s decision.” (internal quotation omitted)).

The dissent erroneously concludes that the Herzog “appraisal” cured any deficiency in the Yerke appraisal, and that we should therefore consider the Herzog report under our decision in Friends of the Clearwater v. Dombeck, 222 F.3d 552 (9th Cir. 2000). Dissent at 15183-84. In Dombeck, we considered supplemental materials presented after the onset of litigation where a remand would be pointless because a court “could not order the [agency] to conduct studies already completed to answer questions the [agency] already answered on a basis that could not be successfully challenged.” Id. at 560 (internal quotation omitted). Kaiser argues that (1) the Herzog report did consider highest and best use, as required by our decision in Desert Citizens, (2) the BLM has rendered a final decision accepting the Herzog analysis, and (3) the Conservation Association failed to appeal that “decision.”

First, we note that Dombeck concerned a NEPA violation, whereas here we examine a Management Act violation. Dombeck also specifically distinguished suits to compel agency action from challenges, such as that before us here, to a final agency action. Regardless of these distinctions, Dombeck is inapplicable because the record does not demonstrate that the BLM has cured the defects of the Yerke appraisal on a basis that is immune to challenge. Kaiser points to, and the dissent apparently relies upon, a letter from a BLM district manager to the State Director in which the district manager favorably references the Herzog report in the course of reiterating that the land exchange well serves the public interest. This

15118	NATIONAL PARKS V. KAISER EAGLE MOUNTAIN

and best use analysis should have taken the reasonably probable use of public lands for a landfill into consideration as part of the highest and best use analysis. As we stated in Desert Citizens:

[T]he use of the land as a landfill was not only reasonable, it was the specific intent of the exchange that it be used for that purpose. There is no principled reason why the BLM, or any federal agency, should remain willfully blind to the value of federal lands by acting contrary to the most elementary principles of real estate transactions.

231 F.3d at 1184. We therefore affirm the district court’s grant of summary judgment on the highest and best use claim under the Management Act.

B. The Public Interest Determination

[10] Under the Federal Land Policy and Management Act, the BLM must determine that “the public interest will be well served” by a land exchange before approving such an exchange. 43 U.S.C. § 1716(a); see also 43 C.F.R. § 2200.0-6(b), This determination “shall give full consideration to better Federal land management and the needs of State and local people, including needs for lands for the economy, community expansion, recreation areas … and fish and wildlife …” 43 U.S.C. § 1716(a). A determination that an exchange well-serves the public interest must be predicated on a finding that:

letter hardly establishes that the BLM has cured the Management Act deficiencies of the Yerke appraisal “on a basis that could not be successfully challenged.” There is nothing in the record to indicate that the BLM has rendered a final, appealable decision on an appraisal that properly considers landfill use as a highest and best use. Dombeck therefore does not apply, and we do not consider the 2002 Herzog report.

NATIONAL PARKS V. KAISER EAGLE MOUNTAIN	15119

(1) The resource values and the public objectives that the Federal lands or interests to be conveyed may serve if retained in Federal ownership are not more than the resource values of the non-Federal lands or interests and the public objectives they could serve if acquired,[6] and (2) The intended use of the conveyed Federal lands will not, in the determination of the authorized officer, significantly conflict with established management objectives on adjacent Federal lands and Indian trust lands. Such finding and the supporting rationale shall be made part of the administrative record.

43 C.F.R. § 2200.0-6(b).

[11] The Management Act does not define the term “full consideration.” Our review is thus limited to the question whether the BLM’s interpretation of the term is based on a permissible construction of the statute. Chevron U.S.A., Inc. v. Nat’l Res. Def. Council, 467 U.S. 837, 843 (1984). We review the entire record to determine whether the agency’s decision was based on a reasonable consideration of the relevant factors. Hjelvik v. Babbitt, 198 F.3d 1072, 1074 (9th Cir. 1999).

[12] The district court’s analysis was constrained by its decision to review only the Record of Decision. Having held that the Appeals Board’s decision, which incorporates the EIS, is the final agency action under review, we examine a broader set of materials than did the district court. The Final EIS alone includes over 1,600 pages of material not considered by the district court, including detailed environmental analyses. Though we do not necessarily agree with the BLM’s public interest determination, the record as a whole establishes that the BLM’s interpretation of “full consideration,” as

[6]	In other words, the BLM must find that the resource values of the public land being conveyed do not outweigh the resource values of the private land being acquired.

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evinced by the analyses in the EIS, is permissible under 43 U.S.C. § 1716(a).7 Accordingly, we reverse the district court’s determination on this issue.

V.	National Environmental Policy Act Claims

[13] The National Environmental Policy Act requires federal agencies to prepare an Environmental Impact Statement discussing, among other things, the environmental impact of a proposed action, any adverse environmental effects which cannot be avoided, and alternatives to the proposed action. 42 U.S.C. § 4332(2)(C). In addition, implementing regulations require that the agency state the underlying purpose and need for the proposed action. 40 C.F.R. § 1502.13. Kaiser and the BLM appeal the district court’s holding that the EIS was deficient with respect to purpose and need, reasonable alternatives, impacts on Bighorn sheep, and eutrophication.8

A. Purpose and Need and Reasonable Alternatives

[14] Agencies enjoy “considerable discretion” to define the purpose and need of a project. Friends of Southeast’s Future v. Morrison, 153 F.3d 1059, 1066 (9th Cir. 1998). However, “an agency cannot define its objectives in unreasonably narrow terms.” City of Carmel-By-The-Sea v. United States Dep’t. of Transp., 123 F.3d 1142,1155 (9th Cir. 1997). As the Friends court stated, “An agency may not define the objectives of its action in terms so unreasonably narrow that only one alternative from among the environmentally benign ones in the agency’s power would accomplish the goals of the

[7]

In agreeing with this conclusion, the dissent quotes several examples of these sufficient Management Act public interest analyses, albeit in the context of a separate “purpose and need” issue under the National Environmental Policy Act. Dissent at 15144-53.

[8]

Eutrophication, in this context, refers to the introduction of nutrients to the desert environment. The eutrophication discussion in this case focuses on two potential pathways: (1) landfill waste material; and (2) nitrogen-bearing airborne emissions.

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agency’s action, and the EIS would become a foreordained formality.” Friends, 153 F.3d at 1066 (quoting Citizens Against Burlington, Inc. V. Busey, 938 F.2d 190, 196 (D.C. Cir. 1991), cert. denied, 502 U.S. 994, 112 S. Ct. 616, 116 L. Ed. 2d 638 (1991)) (correction in original). We evaluate an agency’s statement of purpose under a reasonableness standard. Id. at 1066-67.

In the case before us, the purpose and need statement reads:

The primary purpose of the Project is to develop a new Class III nonhazardous municipal solid waste landfill to meet the projected long-term demand for environmentally sound landfill capacity in Southern California; provide a long-term income source from the development of a nonhazardous municipal solid waste landfill; find an economically viable use for the existing by-products at the Kaiser Eagle Mountain Mine site, including use of existing aggregate and overburden; and provide long-term land use and development goals and guidance for the Townsite.

[15] The Conservation Association contends, and the BLM does not dispute, that the majority of these purposes and needs respond to Kaiser’s goals, not those of the BLM. Other circuits have held that agencies must acknowledge private goals. Colorado Envtl. Coalition v. Dombeck, 185 F.3d 1162, 1175 (10th Cir. 1999) (“Agencies … are precluded from completely ignoring a private applicant’s objectives.”); Burlington, 938 F.2d at 196 (“[T]he agency should take into account the needs and goals of the parties involved in the application.”). Requiring agencies to consider private objectives, however, is a far cry from mandating that those private interests define the scope of the proposed project. Instead, as the Burlington court held:

[A]gencies must look hard at the factors relevant to the definition of purpose … Perhaps more importantly

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[than the need to take private interests into account], an agency should always consider the views of Congress, expressed, to the extent that the agency can determine them, in the agency’s statutory authorization to act, as well as in other congressional directives.

Id. We agree.

Burlington does not conflict with our decision in City of Angoon v. Hodel, 803 F.2d 1016 (9th Cir. 1986). In Angoon, a private party sought a federal permit to build a log-transfer facility on its own lands. Id at 1019. As part of an EIS, the Army Corps of Engineers (“the Corps”) identified a purpose and need to provide a “safe, cost effective means of transferring timber harvested on [the privately owned] land.” Id. at 1021. The district court eliminated the private land specification, and restated the purpose and need as “commercial timber harvesting.” Id. We reversed, rejecting the district court’s “broad social interest” formulation in favor of the Corps’s “more balanced” statement. Id.

Angoon is distinguishable from the situation in the case before us. In Angoan, the issue was whether the Corps should issue a permit. Id. at 1017-18. As discussed above, agencies must look hard at the factors relevant to definition of purpose. In Angoon, those factors included a regulatory framework far different from that guiding the BLM here. The relevant Corps regulations in Angoon explicitly stated that “every application has both an applicant’s purpose and need and a public purpose and need” and specified that a Corps EIS must document alternatives “which would satisfy the purpose and need . . .for which the applicant has submitted his proposal.” Id. at 1021 (citing 33 C.F.R. pt. 230, App. B(11)(b)(4)-(5) (1985) (emphasis added)). We therefore held that the Corps” purpose and need statement, which emphasized private goals, reasonably balanced the relevant factors. Id.

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[16] In contrast, the Department of Interior has promulgated no regulations emphasizing the primacy of private interests. The DOI analogue to the Corps’s regulation, 40 C.F.R. § 1502.13, merely requires that an ETS “briefly specify the underlying purpose and need to which the agency is responding in proposing the alternatives including the proposed action.” Furthermore, DOI’s NEPA guidelines take the exact opposite approach to that of the Corps regulations in Angoon. DOI’s NEPA handbook explains that the “purpose and need statement for an externally generated action must describe the BLM purpose and need, not an applicant’s or external proponent’s purpose and need.” Department of Interior, Bureau of Land Management, National Environmental Policy Act Hand-book 35,(citing 40 C.F.R. § 1502.1 3) (emphasis added), available at http://www.blm.gov/pgdata/etc/medialib/blm/Infomation_Resources_Management/policy/blm_handbook.Par.24487.File.dat/hl790-1-2008-1. pdf (citing 40 C.F.R. 1502,13) (emphasis added). “The applicant’s purpose and need may provide useful background information, but this description must not be confused with the BLM purpose and need for action . . . . It is the BLM purpose and need for action that will dictate the range of alternatives. . . .” Id.

The BLM’s definition of the project’s purpose will necessarily affect the range of alternatives considered, because when “the purpose is to accomplish one thing, it makes no sense to consider the alternative ways by which another thing might be achieved,” Angoon, 803 F.2d at 1021. Our task is to determine whether the BLM’s purpose and need statement properly states the BLM’s purpose and need, against the background of a private need, in a manner broad enough to allow consideration of a reasonable range of alternatives. In the case before us, the purpose and need statement sets out four goals: (1) to meet long-term landfill demand; (2) to provide a longterm income source from a landfill; (3) to find a viable use for mine byproducts; and (4) to develop long-term development plans for the Townsite. The first, to meet long-term landfill demand, is unquestionably a valid BLM purpose. The remaining

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three goals, however, can hardly be characterized as BLM needs. Kaiser and its successors in interest, not the BLM,will be the recipient of any long-tern income from the landfill. That the BLM does not find a viable use for Kaiser’s mine byproducts is undoubtedly attractive to Kaiser, but hardly necessary to the BLM. Kaiser, not the BLM, currently operates the Townsite, in which it stands to receive a fee interest, and would be the beneficiary of any long-term development plans.

The purpose and need statement, though it includes one BLM goal, also sets out three private objectives as defining characteristics of the proposed project. Such a narrowly drawn statement necessarily and unreasonably constrains the possible range of alternatives. The BLM considered only six alternatives in detail: (1) No action; (2) Reduced volume of waste; (3) Alternate road access; (4) Rail access only; (5) Landfill on Kaiser land only; and (6) Landfill development without Townsite development. All of these options, save the No Action alternative, would result in landfill development of some sort and would require some portion of the land exchange to occur.

The BLM proposed several alternatives that would have been responsive to the need to meet long-term landfill demand, such as a landfill on other Kaiser property, waste diversion, offsite landfill locations, landfill mining, alternative Townsite locations, and alternative Townsite uses. The BLM did not, however, consider these options in any detail because each of these alternatives failed to meet the narrowly drawn project objectives, which required that Kaiser’s private needs be met.

[17] Our holdings in Friends and Carmel-By-The-Sea forbid the BLM to define its objectives in unreasonably narrow terms. The BLM may not circumvent this proscription by adopting private interests to draft a narrow purpose and need statement that excludes alternatives that fail to meet specific

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private objectives, yet that was the result of the process here. The BLM adopted Kaiser’s interests as its own to craft a purpose and need statement so narrowly drawn as to foreordain approval of the land exchange.9 As a result of this unreason- ably narrow purpose and need statement, the BLM necessarily considered an unreasonably narrow range of alternatives. We therefore affirm the district court's grant of summary judgment on both the “purpose and need” and “reasonable range of alternatives” claims under NEPA.

B. Bighorn Sheep

[18] Under NEPA, an EIS must contain a “reasonably thorough” discussion of an action’s environmental consequences. State of California v. Block, 690 F.2d 753, 761 (9th Cir. 1982). An EIS must “provide full and fair discussion of significant environmental impacts." 40 C.F.R. § 1502.1. Our review is limited to whether an EIS took a “hard look” at the environmental impacts of a proposed action. Id. We must make a “pragmatic judgment whether the EIS’s form, content and preparation foster both informed decision-making and informed public participation." Block, 690 F.2d at 761.

[19] Contrary to the district court’s conclusion, we find that the EIS contains extensive analyses of potential impacts on Bighorn sheep, including migration patterns, habitat loss, and water accessibility. The district court cited two particular defi- ciencies with respect to Bighorn sheep. The distinct court

[9]

The dissent conflates two unrelated issues: (1) adequacy of the purpose and need statement under NEPA and (2) adequacy of the public interest determination under the Management Act. Dissent at 15149-50. Whether the BLM gave full consideration to public interest factors, however, has no bearing on the sufficiency of the EIS under NEPA. The dissent con- cludes that so long as the BLM properly concluded that the project is in the public interest, there is no NEPA violation—that is, that the ends jus- tify the means. We disagree. The fact that a private pursuit may also ultimately benefit the public interest does not in and of itself compel the government to pursue the private objective.

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found that the EIS did not address the potential impact of tortoise-proof fencing on sheep migration patterns and failed to specify what a proposed “buffer zone” would entail.

[20] The EIS does, however, contain the information the district court believed was missing.10 The EIS includes a 56- page report on Bighorn sheep. The report is based on an extensive monitoring study, utilizing sheep capture, radio telemetry, and genetic testing methods. The EIS states that any installed tortoise-proof fencing will be designed to allow for sheep movement.11 The EIS explains that the buffer zone constituting “644 acres of potential habitat would remain as natural open space around the periphery of the proposed land- fill. This habitat would provide a buffer zone between the landfill operation and relocated sheep population.”12 Though the EIS does not “exactly specify” what the buffer zone entails, it does contain a “reasonably complete” discussion of this mitigation measure. See Okanogan Highlands Alliance v. Williams, 236 F.3d 468, 473 (9th Cir. 2000) (holding that an EIS must include a “reasonably complete discussion of possible mitigation measures.”). We are not authorized to substitute our judgment for that of the agency. Block, 690 F.2d at 761. Having concluded that the BLM did take a “hard look” at Bighorn sheep, our review is at an end, Id. We reverse the district court on this issue.

C. Eutrophication

[21] We apply the same analysis to the district court’s conclusion that the EIS insufficiently addressed the potential for eutrophication, or introduction of nutrients into the desert

[10]	The Final EIS incorporated the earlier Draft EIS.
[11]	Other evidence in the record indicates that fencing of this type is eighteen inches high; high enough to restrict tortoise movement but low enough to present no obstacle to Bighorn sheep.
[12]	The Riverside County Specific Plan clarifies that the 644 acre area will provide a buffer between sheep and the footprint of the landfill.

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environment. Unlike its discussion of Bighorn sheep, the EIS contains no specific discussion of eutrophication. The BLM argues that the relevant discussion is present in other, scattered sections of the EIS. The EIS does, for example, discuss “Biological Resources” and “Air Quality.” The “Biological Resources” section discusses mitigation measures, such as daily cover of the working face of the landfill, that will reduce “increased food availability.” The same “Biological Resources” section references a separate “Air Quality” section, which calculates potential levels of nitrate production, to support the conclusion that atmospheric nitrate deposition resulting from landfill operations will be dwarfed by other sources in the Los Angeles Basin. The EIS therefore concludes that nitrate deposition from landfill sources will have no effect on Joshua Tree’s ecosystem.

[22] In determining whether an EIS fosters informed decision-making and public participation, we consider not only its content, but also its form. Block, 690 F.2d at 761. Here, the discussion of eutrophication is neither full nor fair with respect to atmospheric eutrophication. A reader seeking enlightenment on the issue would have to cull through entirely unrelated sections of the EIS and then put the pieces together. To find the brief discussion of atmospheric eutrophication, a reader must begin in the “Biological Resources” section, which then refers to data from the “Air Quality” section, and then with respect to effects only on Joshua Tree, not the surrounding area. Rather than address eutrophication up front, the BLM instead attempts to cobble together a “hard look” from various other analyses as varied as air quality and disease vector control. This patchwork cannot serve as a “reasonably thorough” discussion of the eutrophication issue.13 We

[13]

The dissent’s contention that eutrophication is “not a serious issue” is at odds with the analyis of both the National Park Service and the IBLA. The National Park Service found the eutrophication issue sufficiently serious as to merit an official comment, as the dissent itself points out. Dissent at 15161. The IBLA did not take the position that eutrophication is

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therefore affirm the district court’s decision on this NEPA claim.

VI. Cross-Appeal

[23] The Charpieds cross-appeal the district court’s determination that they lacked standing to pursue their claim against the National Park Service (“Park Service”) under NEPA, the National Park Service Organic Act, 16 U.S.E. § 1, and the California Desert Protection Act, 16 U.S.C. § 410aaa, et seq. The Charpieds also appeal the district court’s grant of summary judgment to Kaiser and the BLM on NEPA claims concerning the E1S’s sufficiency regarding desert tortoises, visual, noise, and night lighting impacts, groundwater, and air quality. We affirm the district court on all issues on cross-appeal.

Although the BLM was required to solicit the Park Service’s input on the EIS, 40 C.F.R. § 1503.1, the BLM did not need the Park Service’s approval to complete the land exchange. The Park Service was involved in the Kaiser proposal only as a cooperating agency. NEPA regulations distinguish lead agencies from cooperating agencies. 40 C.F.R. § 1501.6. Cooperating agencies must, at the request of the lead agency, help prepare environmental analyses, including portions of the EIS. Id. In October 1996 the Park Service unimportant but instead concluded that the EIS adequately took a “hard look” at the issue.

The dissent contends that the EIS contains a “map” to the eutrophication issue that is sufficient to meet the “hard look” requirement.” Dissent at 15161. Whether the dissent or a reviewing court, examining an EIS with the benefit of law clerks and post-hoc rationalizations from counsel, is able to follow a tortuous map to the buried treasure of a eutrophication discussion is not the question. In examining an EIS, we must make a pragmatic judgment whether the EIS’s form, content and preparation foster both informed decision-making and informed public participation.” Block, 690 F.2d at 761 (emphasis added).

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recommended that the BLM reject the Kaiser proposal and stated that the Draft EIS did not sufficiently address certain environmental impacts. In December 1996 the Park Service changed its position, and supported the EIS and Kaiser proposal.

Standing requires three elements: (1) actual or imminent injury in fact; (2) a causal connection between the injury and the conduct complained of; and (3) likelihood that a favorable decision will, redress the injury. Lujan v. Defenders of Wild-life, 504 U.S. 555, 561-62 (1992). The Charpieds argue that the Park Service’s reversal constituted a procedural violation under NEPA, the California Desert Protection Act, and the National Park Service Organic Act, and that relaxed standards of redressability should apply. See Lujan, 504 U.S. at 572 n. 7. The Charpieds, however, have not identified any violation of a procedural duty by the Park Service.14 The relaxed standard therefore does not apply. A favorable decision would not redress the injury complained of because the Park Service is not the lead agency responsible for approving the Kaiser project. Even if the Park Service were to rescind its approval of the landfill project, the BLM, as the lead agency, would be free to move forward. Accordingly, we affirm the district court’s holding that the Charpieds lack standing under NEPA, the National Park Service Organic Act, and the California Desert Protection Act.

Lastly, we briefly address the Charpieds’ impact-specific NEPA claims. As discussed above, our review is limited to whether the EIS took a “hard look” at the landfill’s potential environmental impact. Block, 690 F.2d at 761. In challenging the EIS’s discussion of desert tortoises, visual, noise, and night lighting impacts, groundwater, and air quality, the Charpieds take issue with the EIS’s methodology and ultimate conclusions. Without taking a position on those conclusions,

[14]	To the extent that the Park Service may have assumed a contractual duty to assist the BLM, the Charpieds cannot demonstrate that they are third party beneficiaries.

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we find that the EIS’s discussion of these issues is sufficient to foster informed decision-making and public participation. We therefore affirm the district court’s grant of summary judgment on these NEPA claims, as well as its dismissal of the Charpieds’ complaint against the Park Service.

VII. Chonclusion

The judgment of the district court is AFFIRMED in part and REVERSED in part. This case is REMANDED for further proceedings consistent with this opinion. Each side shall bear its own costs on appeal.

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Volume 2 of 2

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TROTT, Senior Circuit Judge, dissenting:

What sane person would want to attempt to acquire property for a landfill? Our well-meaning environmental laws have unintentionally made such an endeavor a fool’s errand. This case is yet another example of how daunting — if not impossible — such an adventure can be. Ulysses thought he encountered fearsome obstacles as he headed home to Ithaca on the Argo, but nothing that compares to the “due process” of unchecked environmental law. Not the Cyclops, not the Sirens, and not even Scylla and Charybdis can measure up to the obstacles Kaiser has faced in this endeavor. The record here exceeds 50,000 pages. At the beginning, Kaiser had a partner, Browning-Ferris Industries (“BFI”), but BFI — a company experienced in the field of solid waste disposal — dropped out after investing $45 million in the project with nothing to show for it in return. I agree with my colleagues insofar as they dispense with the cross-appeal and the public interest and bighorn sheep issues, but I dissent with respect to the rest. The final irony is that my colleagues send the case back to the Bureau of Land Management (“BLM”) to do something BLM has already adequately done: consider the value of the land involved as a commercial landfill.

I

BACKGROUND

Kaiser’s proposed landfill formally began in 1989 — 20 years ago — when it filed an application with BLM for a land

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exchange to facilitate the construction of what it called the Eagle Mountain Landfill. From 1948 to 1983, Kaiser had operated an iron ore mine on 5,000 isolated acres of land it owned or controlled in Riverside, California. In 1989, Kaiser sought to acquire federal lands as part of an exchange that would facilitate the Eagle Mountain project. The landfill would have been the first to comply with new Environmental Protection Agency guidelines. The federal land Kaiser sought mostly encircled the spent mines. Sixty percent of the targeted federal land is classified as mountainous. Kaiser in turn offered 2,846 acres of mostly flat desert land to become part of the California Desert Conservation Area located about 1.5 miles from the border of Joshua Tree Natural Park (“JTNP”), and twenty miles from the park’s nearest visitor center. The proposed landfill would accept municipal, non-hazardous, solid waste from seven Southern California counties, to be delivered mostly by train.

In 1994, the State Superior Court in San Diego County further described this project as follows:

“[Kaiser’s] mining operation resulted in the excavation of three large open pits; each[ ] one to two miles long. The mining operation ceased in 1983, and Kaiser has leased the mine site to the prospective operator of the landfill.

“[Kaiser/mine Reclamation Corp.] plans to utilize the open pits left from the mining operation to create what all parties have agreed is the largest landfill in the country. The landfill footprint will encompass approximately 2,262 acres within a larger project area of 4,654 acres. The landfill will have the capacity to accept up to 20,000 tons per day of wastes for a minimum of 115 years.

“The landfill will receive most of the waste from Los Angeles and other Southern California counties.

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Ninety percent of the garbage will be shipped by rail and the balance by truck. All waste will be delivered after processing at materials recovery facilities (MRF’s) which accept delivery of trash from homes and businesses and compact the waste into containers for transportation.

“The landfill accepts only nonhazardous solid waste and inert wastes that have been processed through MRFs. The Draft EIR states a typical MRF would require about 10 to 30 acres and an enclosed structure of about 300,000 square feet. [ ] The garbage is delivered to the MRF by truck and dumped on the floor of the structure. Workers sort through the waste and remove unacceptable materials such as hazardous waste, sewage sludge, radioactive, biological or infectious waste, and other materials needing special handling. Recyclable materials may be recovered. The remaining wastes are compacted and packaged into containers that hold up to 25 tons each and then loaded onto rail cars, each of which holds 10 containers. The containers are then transported to the landfill. [ ] Approximately 10 percent of the wastes will be transported by truck rather than rail.”

Nat’l Parks & Conservation Ass’n v. County of Riverside, 50 Cal. Rptr. 2d 339, 342 (Cal. Ct. App. 1996).

I do an injustice to the record by attempting to summarize the legal hurdles Kaiser has negotiated in its thus-far vain attempt to accomplish its goals — at a cost now in excess of $50,000,000 — but here goes.1

[1]

I apologize to the reader for including extensive parts of the record in my opinion, but the record — overlooked in large measure in the majority’s opinion and the district court — is what this case is all about. Unfortunately, the huge excerpt of record will not be routinely circulated to the rest of the Ninth Circuit in connection with an en banc call, so it is here that I must prove the validity of my conclusions.

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First, the permits. After a lengthy public hearing process, Riverside County issued all local land use approvals, including a zoning change. Then, California’s South Coast Air Quality Management District approved permits for air emissions from the project. Next the United States Fish and Wildlife Service evaluated the potential impacts of the project on threatened or endangered species and thrice issued a “no jeopardy” opinion. The permits were approved only after searching inquiries by the issuing agencies. All the environmental laws were addressed.

Then, the matter turned into a lawsuit in state court. See Nat’1 Parks & Conservation Ass’n v. County of Riverside, 84 Cal. Rptr. 2d 563 (Cal. Ct. App. 1999). Two Superior Court trials later, and after the Draft EIS/EIR had been redone, the California Court of Appeal ruled that Riverside County and BLM had adequately addressed all environmental concerns under California law. This was the second state appeal in this dispute. In many respects, California’s environmental laws are more demanding than their federal counterparts.

Moreover, Kaiser had actively engaged the National Park Service (“NPS”) in an ongoing process designed to protect Joshua Tree National Park, As described by the Interior Board of Land Appeals (“IBLA”), the agreement reached “gives NPS precisely what they had requested as early as 1992 — a comprehensive, long-term monitoring and mitigation program, which runs for the life of the project and is specifically tailored to detect and to address any unforeseen impacts on JTNP.” This is how the IBLA described the National Park Service’s involvement:

When the decision was made [in 1995] to prepare the new EIS/EIR, BLM invited the NPS to participate as a “cooperating agency” in the preparation of the new document — a role that would recognize NPS’ special expertise in evaluating impacts on the newly designated JTNP.

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At the scoping stage, the NPS submitted a 12-page letter outlining issues that it wanted to see addressed in the EIS/EIR. With the assistance of the consultant preparing the EIS/EIR, BLM reviewed these issues one by one, held a series of meetings with the NPS staff, and incorporated many of the NPS’s recommendations into the Draft EIS/EIR. Before the Draft EIS/EIR was issued, BLM provided an “administrative draft” of the document to NPS for review, and the NPS provided more than 150 pages of comments. Again, BLM responded point by point to NPS’s comments in a 34-page response. BLM accepted many of the NPS’s recommendations and provided detailed explanations for those it declined to accept. When the Draft EIS/EIR itself was issued, the NPS submitted a third round of comments, even more detailed than the last, Again, BLM painstakingly reviewed the NPS’s comments and addressed each of them.

As the new EIS/EIR was being prepared, the NPS again raised the issue of the project’s potential unknown and unpredictable impacts, as it had in 1992. To address this concern, [Kaiser] MRC revived an idea that the NPS itself had proposed during preparation of the first EIS/EIR — namely, entering into an agreement that would establish a long-term mitigation and monitoring program. Over the next 18 months, MRC and the NPS engaged in extensive discussions to develop a detailed, enforceable agreement. In the end, MRC and NPS entered into a binding agreement that gives NPS precisely what they had requested as early as 1992 — a comprehensive, long-term monitoring and mitigation program, which runs for the life of the project and is specifically tailored to detect and address any unforeseen impacts on JTNP. While the NPS made it clear that it would prefer to avoid any industrial-

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type activity at the mine site, the agency agreed that if the landfill project were to go forward, the agreement with MRC provided the appropriate safeguards for addressing NPS’s concerns about any gradual, long-term impacts (which cannot be accurately predicted).

(quotation omitted).

Furthermore, a Technical Advisory Panel composed of eminent scientists and engineers from major California Universities was called in to look at the project and concluded:

“[T]he designers have done essentially all that is humanly possible to make this a safe landfill that will be protective of . . . the underlying and surrounding environment. Given the favorable site conditions, sophisticated waste containment systems, and elaborate monitoring systems, the proposed Eagle Mountain Landfill could well become one of the world’s safest landfills and a model for others to emulate.

(emphasis added).

County officials similarly noted that Kaiser had “overdone its mitigation” and had “bent over backwards in addressing all of the impacts which have been brought up by previous commissions, by the courts, by our staff, and by this particular commission.”

The final Environmental Impact Statement prepared for this project consists of (1) a 900-page Draft EIS (“DEIS”), which details the potential environmental impacts of the project, the range of alternatives that were considered, and proposed mitigation, and (2) a 1600-page Final EIS (“FEIS”), produced following extensive and exhaustive public comment on the DEIS. The required National Environmental Policy Act

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(“NEPA”) documents were issued jointly by the BLM and Riverside County in 1996, 13 years ago. In 1999, the IBLA issued a thirty-two page opinion affirming BLM’s decisions.

But, we are just getting started. The same plaintiff who lost in state court filed this federal lawsuit, in 1999 — 10 years ago. The case took over five years in district court simply to get to summary judgment! It took the court three years to rule on the completed motions, and, here we are at the end of 2009, another five years later, burdened by a seriously flawed district court opinion, hitting the reset button, and unnecessarily sending the parties back to a Sisyphean hill which cannot be climbed in a lifetime — ten years after the IBLA’s opinion. How many of the people who started this project are still employed by Kaiser, are still in public service, or for that matter, are still alive? Yet, the process has developed an eternal life of its own as full-employment for all swept along with or by it.

Now, in an opinion that is not only not supported by the record, but irreconcilable with it, the endless process continues. No doubt we will see this case back again, years from now, unless the proponents of this project — including seven California counties — weary of it and throw in the towel, thwarted and defeated not by substance, but by interminable process.

II

PURPOSE AND NEED / PUBLIC INTEREST /

CONSIDERATION OF ALTERNATIVES

A.

Purpose and Need

My colleagues’ opinion concluding that BLM’s Statement of Purpose and Need for the project is defective completely

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misunderstands the purpose of this requirement in a setting where a private entity approaches a government entity with a joint proposal that will benefit both. Of course there is a private purpose driving this project. But the project benefits both parties, not just Kaiser. To isolate one without factoring in the other is patently illogical. To illustrate the folly of this fallacy, all one has to do is examine the IBLA’s opinion outlining the habitat benefits of this exchange to fish and wildlife and threatened and endangered species. Here, however, is how BLM’s goal reads in the Introduction of the Draft EIS/EIR:

1.3.1 Project Purpose and Need

The primary purpose of the Project is to develop a new Class III nonhazardous municipal solid waste landfill to meet the projected long-term demand for environmentally sound landfill capacity in Southern California; provide a long-term income source from the development of a nonhazardous municipal solid waste landfill; find an economically viable use for the existing mining by-products at the Kaiser Eagle Mountain Mine site, including use of existing aggregate and overburden; and provide long-term land use and development goals and guidance for the Town-site.

Several recent studies documenting the need for additional landfill capacity in Southern California indicate that additional capacity is needed to meet the long-term demands (i.e., 1995 to 2050) and possible short-term needs (i.e. 1995 to 2000) of the Southern California region (California Integrated Waste Management Board [CIWMB],1992; CIWMB, 1994, Draft Countywide Siting Elements — for the seven counties viewed as potential sources of waste for the proposed landfill — 1995 and 1996). Additional capacity is also required for counties and municipalities in Southern California to satisfy the

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legal requirements of AB 939 to demonstrate adequate waste disposal capacity. The solid waste capacity in southern California changes often due to a number of factors, including: (1) the closure of small, ineffective landfills as new regulations take effect; (2) the development of larger regional sites; (3) the uncertainty of permitting efforts of new and expanded landfills; (4) litigation over land use issues of landfills and (5) the privatization of publicly owned landfills. These factors necessitate that cities and counties undertake long-term planning to ensure that adequate capacity is available.

The discussion below of waste capacity in the Southern California region is based on projected short-, medium-, and long-term needs. Future needs are based on several continuing and changing trends: (1) increase in population (California’s population is expected to more than double from its current 30 million to more than 60 million by the year 2040 [California Department of Finance, 1993]); (2) expanded waste diversion and recycling, which is reducing the amount of material being disposed of in landfills; and (3) landfill closures and development proposals that will affect future disposal capacity.

This section then takes 12 pages reviewing and analyzing a “critical” landfill capacity shortfall in Southern California, focusing on the counties of Los Angeles, San Bernardino, Riverside, Orange, Santa Barbara, Ventura, and San Diego — the seven counties within the proposed landfill’s service area. The detailed discussion highlights a critical need for “additional disposal capacity” in the service area. During this particularized discussion, Kaiser’s obvious pecuniary goals are nowhere in sight.

In the final EIS/EIR, we discover that the need for landfill capacity had increased since the Draft.

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The result-oriented notion that BLM has “narrowly drawn” this statement of purpose and need is utterly wrong. Of course BLM acknowledged Kaiser’s purpose — the law requires BLM to do so! For private, non-federal proposals, “[a]gencies . . . are precluded from completely ignoring a private applicant’s objectives.” Colo. Envtl. Coal. v. Dombeck, 185 F.3d 1162, 1175 (10th Cir. 1999) (involving Vail Associates expansion of its existing ski area into the White River National Forest); see also Citizens Against Burlington, Inc. v. Busey, 938 F.2d 190 (D.C. Cir. 1991). Read with an open mind, this statement suffers from no defects whatsoever.

B.

Public Interest

Furthermore, my colleagues’ opinion inexplicably excludes from the evidence it draws upon to support its errant conclusion — that the Purpose and Need Statement is wanting — an important requirement of BLM’s decision-making process: the statutory requirement that it conclude “that the public interest will be well served by making that exchange.” Federal Land Policy and Management Act of 1976 (“FLMPA”), Pub. L. No. 94-579, § 206(a), 90 Stat. 2743, codified at 43 U.S.C. § 1716(a) (1994). The Code of Federal Regulations is quite specific about what must go into a “public interest” determination.

BLM must consider

the opportunity to achieve better management of Federal lands, to meet the needs of State and local residents and their economies, and to secure important objectives, including but not limited to: Protection of fish and wildlife habitats, cultural resources, watersheds, wilderness and aesthetic values; enhancement of recreation opportunities and public access; consolidation of lands and/or interests in

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lands, such as mineral and timber interests, for more logical and efficient management and development; consolidation of split estates; expansion of communities; accommodation of land use authorizations; promotion of multiple-use values; and fulfillment of public needs. In making this determination, the authorized officer must find that . . . [t]he intended use of the conveyed Federal lands will not, in the determination of the authorized officer, significantly conflict with established management objectives on adjacent Federal lands and Indian trust lands. Such finding and the supporting rationale shall be made part of the administrative record.

43 C.F.R. § 2200.0-6(b) (1988).

The record shows that BLM made such a careful determination, as reflected in the IBLA’s opinion rejecting the NPCA’s and the Charpieds’ allegations to the contrary:

As noted above, contrary to NPCA’s assertions (Reply Brief at 3), BLM’s decision documents and supporting Draft and Final EIS/EIR contain extensive discussions of the [public interest] factors set out in 43 C.F.R. § 2200.0-6(b). That record shows that the acquired private lands have substantial value as habitat for threatened and endangered species, so that acquiring them serves the purpose of protection of fish and wildlife habitats. The position of those lands relative to current Federally-owned habitat means that their acquisition will allow for more logical and efficient management and development. We also recognize that, apart from the direct benefits of acquiring the parcels of offered private lands, approval of the exchange promotes the Project, which undeniably meets the “needs of State and local residents and their economies” by allowing both a 100-year waste disposal facility for a major

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metropolitan area, as well as economic development of the Project area. BLM may properly consider these factors as part of its obligation to promote multiple-use values, to fulfill public needs, and to expand communities.

Under section 206(a) of FLPMA, the Department must also find “that the values and the objectives which Federal lands or interests to be conveyed may serve if retained in Federal ownership are not more than the values of the non-Federal lands or interests and the public objectives they could serve if acquired.” There is no doubt that the Federal lands and interests to be conveyed here (the selected public lands) have been greatly reduced in value due to their proximity to Kaiser’s mine and its spoil piles, tailing ponds, etc. (Appraisal Report Vol. I at 9-13.) Further, these lands are encumbered by mining claims held by KEM, such that they may be mined or even patented. Id. at 15. Against this background, it is evident that disposal of these lands in exchange for wildlife habitat plainly entails a net gain for the public.

(emphasis added).

My colleagues’ opinion also ignores another section of the DEIS’s articulation of the Project’s purpose and need involving the benefits to Riverside County, where it will be located:

1.3.2.1 County of Riverside

The proposed County action is based on the County’s authority for reviewing land use applications (i.e., Specific Plans for the proposed landfill and the Townsite) for the proposed landfill and the Town-site. In making a decision on the pending land use

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applications, the County will consider the following County objectives.

•	Provide the County and jurisdictions within the County with environmentally sound, long-term disposal capacity for waste generated within the County.

•

Provide the County with income from the disposal fees for out-of-county waste disposed of at the site. Provide for the acquisition and preservation of valuable open space lands in environmentally sensitive areas, for the preservation and enhancement of biological, scenic, and cultural resources in the County, and research and education concerning conservation of natural resources. This activity will be funded through the contribution of one dollar per ton of waste deposited at the landfill into a mitigation monitoring trust fund administered by the County.

•	Reclaim lands disturbed by previous mining activities.

•	Assist jurisdictions within the County that use the site for solid waste disposal to meet the long-term landfill capacity as set forth by state law (AB 939).

•	Provide a remote, regional municipal solid waste landfill that allows transportation of waste primarily by rail and uses existing transportation infrastructure.

•	Provide long-term disposal capacity to allow the County to continue closing existing unlined landfills within the County.

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In evaluating this project in terms of the its purpose and the public interest, BLM added this worthy consideration:

Based on economic reports prepared by experts, the Project is projected to generate $210 to $280 million in revenue to the county in the first twenty years of operation. That additional revenue can be used to provide needed federal services to the residents of Riverside County. The Project will also support or save, on an annual basis, an average of 1,354 jobs in the county during the first 20 years. The overall economic impact during the next twenty years to the county is projected to be in excess of $3 billion.

Also,

The Project will be the only landfill in Riverside County which meets current groundwater protection and other current state and federal environmental protection requirements, thus providing sufficient waste disposal capacity to enable the county to close existing landfills that do not meet current state and federal regulations.

(emphasis added).

This is what BLM’s district manager had to say about the value of this project to the United States in his feasibility report dated February 8, 1993:

Public Benefits and Relationship to Land Use Planning

The public lands are identified for disposal and the private lands are recommended for acquisition under the California Desert Conservation Area (CDCA) Plan, as amended. The offered private lands are within and adjacent to the Chuckwalla Bench and

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Dos Palmas/Salt Creek Areas of Critical Environmental Concern and Orocopia Mountains Wilderness Study Area designated in the CDCA Plan. Respectively, these areas contain important habitat for the desert tortoise, a Federally listed threatened species, and riparian habitat supporting[ ] the desert pupfish, a Federally listed endangered species. The land exchange would secure important habitat for these species.

He augmented his favorable opinion in 1997 in his Notice of Decision asking for public comment:

The non-Federal lands to be acquired by the United States are located within and adjacent to the Chuckwalla Bench and Dos Palmas/Salt Creek Areas of Critical Environmental concern. Respectively, these areas contain important habitat for the Desert Tortoise, a federally listed threatened species, and habitat supporting two federally listed endangered species, the Yuma Clapper Rail and Desert Pupfish.

The Federal lands being conveyed consist of highly disturbed lands in and around the Eagle Mountain Iron Ore Mine located north of Desert Center, California. The Federal lands will be used to facilitate the proposed development of the Eagle Mountain Landfill and Recycling Center Project, a Class III non-hazardous municipal solid waste landfill in Riverside County. Disposal of the Federal lands is consistent with the California Desert Conservation Area Plan of 1980, as amended. The public interest will be well served by making the exchange.

In summary, my colleagues’ opinion suffers from a fundamental flaw in its quarantined analysis of two interrelated issues, the purpose and need for the project, on one hand, and whether the exchange of federal land serves the public interest

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on the other. They grudgingly conclude that the BLM adequately determined that the public interest is served by the landfill, but, in the same breath, they claim to have found a defect in BLM’s articulation of the project’s purpose and need. How can a project that satisfies the rigorous public interest demands of the exchange law fail because its purpose and need over represents primarily private goals and objectives? It is a mistake to approach these two statutory requirements as separate and independent from each other, especially in a case such as this where the exchange is between a private entity and a public interest. Of course Kaiser has its own goals it hopes to accomplish from this project, and of course it hopes to make a profit, but it seems blindingly apparent that its goals dovetail with the public’s need for a landfill, and especially a landfill such as this that not only meets and far exceeds our laudable environmental expectations, but greatly enhances, by the acquisition of 2,846 acres, contiguous federal land that protects endangered species living on it.

The Record of Decision says this about value to BLM:

4.2 Acquisition of Important Wildlife Habitat: The proposed land exchange presents an opportunity for BLM to achieve better management of Federal lands by allowing BLM to consolidate Federal ownership of land that contains habitat for listed species. In the land exchange, BLM would acquire approximately 2,846 acres of Kaiser lands, which contain important habitat for the desert tortoise, a Federally listed threatened species, and for the desert pupfish, a Federally listed endangered species, and for other environmentally sensitive species. In addition to the lands acquired as part of the land exchange, BLM also would acquire approximately 400 acres of desert tortoise habitat for mitigation of impacts caused by the Project. This land would be purchased by the applicant, and then would be conveyed in fee to BLM as mitigation for the loss of 160

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acres of tortoise habitat, which would be used for widening and extending the Eagle Mountain Road as part of the Proposed Action. Given the lands to be acquired, including the mitigation land, the land exchange would further BLM’s objective of securing additional protection of important habitat for sensitive species.

The Kaiser lands to be acquired by BLM in the land exchange are located in four geographic areas (see Exhibit “B”). The location of these lands, and the environmental benefits associated with their acquisition, are summarized a follows:

Group A: Salt Creek (Dos Palmas) ACEC

T. 8 S., R. 11 E.

Section 13:	NE1/4

Section 21:	E1/2E1/2SE1/4

Section 23:	Described in metes and bounds.

These three parcels are located in the vicinity of the Salt Creek (Dos Palmas) Area of Critical Environmental Concern (ACEC). The entire ACEC area of about 14,000 acres includes both Federal and private lands and is popularly referred to as Salt Creek (Dos Palmas) ACEC, even though the ACEC only includes the Federal lands. One of the management objectives in the Salt Creek (Dos Palmas) area is to acquire private lands for the management of various palm oases and seeps that provide habitat for the desert pupfish and Yuma clapper rail, both Federally listed endangered species. Over 3,200 acres have been acquired or are in the process of being acquired

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by BLM. All three of Kaiser’s parcels will contribute to consolidating Federal lands, thus enhancing management of the area. The parcel in Section 23 contains desert pupfish habitat along a tributary to Salt Creek.

Group B: Orocopia Mountains Wilderness

T. 7 S., R. 12 E.

Section 35:	Described by metes and bounds

Section 36:	N1/2SW1/4, SE1/4NW1/4, S1/2NE1/4

T. 7 S., R. 13 E.

Section 31:	Described by metes and bounds

These three parcels are located on the southern boundary of the Orocopia Mountains Wilderness Area. They are not contiguous to the Wilderness Area. However, consolidation of Federal lands in this area would simplify land management and enhance recreational opportunities. These parcels are in an area designated by the USFWS as critical habitat for the desert tortoise under the Endangered Species Act. A population of approximately 50 Nelson’s bighorn sheep occurs in this area and another population of approximately 100-200 sheep occurs in the Chocolate Mountains to the south. These populations migrate between the mountain ranges in the vicinity of the parcels. Nelson’s bighorn sheep is a State of California fully protected species and a BLM sensitive species. Populations of Orocopia Sage, a Federal species of concern, occur on all three parcels. Acquisition

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of Kaiser’s parcels would block up a large area of BLM managed lands and enhance management of lands used by migrating bighorn sheep.

In summary, my colleagues’ opinion’s claim that BLM “foreordained” the approval of this exchange is indefensible in terms of the record.

C.

Consideration of Alternatives

These egregious errors are then improperly used to force the declamatory conclusion that BLM’s consideration of a “range of alternatives” was “similarly unreasonable” and defective. This is easily demonstrated to be wrong simply by reading the record, which contains a pithy section discussing a range of alternatives. Identified and discussed at length are the following:

Alternatives Considered in Detail

1.	No action

-Status quo

2.	Reduced volume of onsite disposal

3.	Alternate road access

-No new road construction

4.	Rail access only

-Elimination of hauling trucks

5.	Landfill on Kaiser land only

-No land exchange / small landfill footprint

6.	Landfill development / no Townsite development

-No resuscitation of the existing Townsite

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Alternatives Considered But Eliminated

1.	Landfill on other Kaiser property

2.	Waste Diversion

3.	Proposed offsite / and fill diversions

4.	Landfill mining

5.	Alternative Townsite locations

6.	Alternative Townsite land use and density

Accordingly, BLM determined that the preferred alternative is the Proposed Landfill Action. Riverside County, required to conduct a different analysis, agreed with this assessment:

Pursuant to CEQA, the County has determined that the environmentally superior alternative is the No Action Alternative. The No Action Alternative would leave the Project site in its present condition and avoid the potential impacts of the proposed landfill. The No Action Alternative could, however, lead to its own adverse impacts, such as the adverse visual impact of the disturbed mining site and the remaining tailing piles. Also, the potential impacts associated with continued reliance on new or existing landfills in Southern California could be substantial, such as air quality impacts or groundwater impacts at existing unlined landfills. In addition, the other objectives of the Project as listed in Sections 1.3.2.1 and 1.3.2.2 would not be realized if the No Action Alternative were chosen. However, with respect to impacts in the vicinity of the Project site, the No Action Alternative is, on balance, the environmentally superior alternative.

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Where the No Project Alternative is determined to be the environmentally superior alternative, CEQA requires that an environmentally superior alternative be selected from the remaining alternatives. There are no clearly environmentally superior alternatives compared to the No Action Alternative. However, as required by Section 15126(d)(4) of the CEQA Guidelines, the County has determined that, on balance the Proposed Action Alternative is the environmentally superior alternative among the remaining alternatives. Many of the potential impacts of the proposed Project are the same or similar to the potential impacts of the remaining alternatives. Some alternatives would, however, have a greater level of impacts than the proposed Project. For example, the Landfill on Kaiser Land Only Alternative without the land exchange would diminish the protection of habitat and wildlife because there would be no consolidation of sensitive habitat lands resulting from the land exchange.

That alternative and the Reduced Volume Alternative would also decrease the level of contribution to the Environmental Mitigation Trust Fund, thus diminishing the funding available for acquisition of habitat lands. The Reduced Volume Alternative and the Rail Access Only Alternative could also extend the duration of certain impacts by extending the life of the landfill. These other alternatives, however, could reduce the level of a few impacts in comparison to the proposed Project. Only the No Action Alternative would result in impacts considered not to be significant.

In summary, BLM approved this exchange because the project not only provides a benefit to Southern California and to Riverside County, but also because it serves important federal law management objectives.

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III

EUTROPHICATION

What is it? Essentially, eutrophication is a term that refers to an increase in chemical nutrients in an ecosystem, either on land or in water. The word itself is derived from Greek, “eu,” meaning “good,” and “trophic,” meaning “food” or nutrients. Nitrogen, which is at the root of the controversy in this case, is an essential element in the lives of both animals and plants and, in fact, occurs naturally in great quantity in the atmosphere. Nitrogen is also a key element of the fertilizer used positively to increase the food productivity of land throughout the world.

The environmental “problem,” of course, occurs with anthropogenic eutrophication which causes alterations in plant or animal life — or both — in a manner regarded as not positive. I note that most of our national eutrophication concerns involve negative changes in bodies of water caused by the anthropogenic introduction of excessive amounts of phosphorus. I have yet to find a situation where the introduction of nitrates into a desert ecosystem has caused material environmental harm. The Charpieds fear that this is such a case, a concern refuted by the facts.

The parties cannot agree on the scope of alleged eutrophication concerns in this case as it relates to the consequences of nitrate deposition. As summarized by the district court,

Plaintiffs contend that BLM neglected to address significant impacts on the environment due to eutrophication including an increased presence of scavenger raven and coyote populations, impacts on bird, mice, and other small animal feeding habits due to the nutrients from the landfill and windblown trash, and irreparable impacts on the desert food chain.

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Relying on the closed and covered nature of the landfill, Kaiser asserts that the only source of nitrates related to the landfill are an insignificant consequence of “atmospheric nitrate deposition from the emission and transport of anthropogenically generated nitrogen compounds.”

In the main, the plaintiffs complain that the defendants did not take a “hard look” at this problem, as they were required to do by NEPA. I disagree.

In their Statement of Reasons supporting their appeal to the IBLA, the Charpieds describe their eutrophication problems as follows:

A major concern to commenters, particularly NPS, was the impact of the dump adding a large volume of nutrients into an environment which has been nutrient scarce for millions of years (see FEIS/R under Agencies page 69). Despite repeated request [sic] from NPS to address the eutrophication process, BLM and Kaiser/MRC refused to conduct such an analysis.

The EIS/R admitted “an increase in road kills of local wildlife species would likely result from the project’s 12 to 16 hour per day truck traffic along access roads” (see DEIS/R 4.7-6)[.] It is also acknowledged that common raven and other scavenger populations “could increase in response to increased food in the form of road-killed animals[.]” Id. Yet, the EIS/R never grappled with the important concept of eutrophication from this increase, or other possible causes of eutrophication, such as adding 20,000 tons of food (garbage) to a nutrient scarce area. The EIS/R noted the Council on Environmental Quality’s (“CEQ”) description of biodiversity: “the concept that all components of ecological systems, both living and nonliving, are interconnected in a

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hierarchical continuum, and that changes in the diversity at any level in that hierarchy can have effects at other levels...” (see DEIS/R 3[.]7-28). The EIS/R also acknowledged that growing scientific evidence supported a deep concern for biodiversity caused by human activity that adversely affects the components of ecosystems and their interconnections; this results not only in species extinction, but in disruptions of the functions of ecosystems on which all life depends; and the introduction of exotic species can eliminate native species through predation, competition, or disease transmission, and alter interconnections between species, changing ecosystem functions (see DEIS/R 3.7-30). Further the EIS/R recognized that “because water and primary productivity are limited, desert ecosystems recover very slowly from disturbances that disrupt the interconnections between living and nonliving components of the system” (see DEIS/R 3.7-31). Despite these important factors, the EIS/R failed to analyze eutrophication and its impact to JTNP’s ecosystem[.]

The Agreement between NPS and Kaiser/MRC does not remedy the inadequacy of the EIS/R’s assessments of impacts and mitigation measures. (See FEIS/R Appendix T for Agreement[.]) BLM mischaracterizes a side agreement (“Agreement”) entered into between the polluters and NPS, and then cite [sic] said Agreement 30 times in response to NPS’ concerns in defense of the adequacy of the EIS/R’s analysis[.]

This concern about an increase in raven and “other scavenger populations” (unnamed) due to “roadkill” strikes me from the record as greatly exaggerated, and it suggests simply going down the list of usual environmental concerns and then

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manufacturing a groundless make-weight argument to try to inject eutrophication into this case.

Contrary to (1) the Charpieds’ overblown concerns and claims, (2) the district court’s mistaken view of this record, and (3) my colleagues’ opinion, the BLM did examine eutrophication and determined — correctly so from the record — that it was not a serious issue. Here is what the IBLA had to say about the issue as raised by the Charpieds:

“Eutrophication” is a process, associated with aging aquatic ecosystems such as lakes, whereby concentrations of phosphorus, nitrogen, and other plant nutrients increase, altering the ecosystem by algae blooms or microscopic organisms. “Cultural eutrophication” occurs when the aging process is sped up by the activities of humankind by allowing excess nutrients in such forms as sewage, detergents, and fertilizers to enter the ecosystem. Encyclopedia Brittanica, Micropaedia Vol. III at 1007 (1979).

In the present context, NPS used the term “eutrophication” to refer to the addition of nutrients (in garbage and trash) to the desert ecosystem, raising the possibility that the ecosystem would be upset by the proliferation of animal life such as insects and rats. NPS requested that this possibility be examined in the EIS/EIR process. NPCA II at 29-30.

The Charpieds assert that BLM failed to adequately assess “impact of the dump adding a large volume of nutrients into an environment which has been nutrient scare for thousands of years.” (Charpieds’ SOR at 39-30.)

n.16

We must. . . review each issue [including eutrophication] to determine whether the effects cited by the

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Charpieds are “relevant matters of environmental concern” or constitute “probable environmental consequences,” such that BLM was required to present a “reasonably thorough discussion” of them as part of its requisite “hard look.” The record shows that the EIS/EIR satisfies BLM’s obligation to take a “hard look” at such impacts.

. . . .

The EIS/EIR addressed “eutrophication” and roadkill. (Draft EIS/EIR at Sec. 4.7.4, ROD at 15; Final EIS/EIR at 7-22 to 7-24; Response to Comments 1-123 and 1-153.) The Charpieds fail to specify how this assessment is deficient and thus fail to meet their burden of showing error in BLM’s review. Effects of night lighting were addressed. (Final EIS/EIR Sec. 6.6.)

To the extent that appellants fault BLM for not considering the possibility that mining of the site will resume at some point in the future, compounding environmental questions, this issue goes beyond presently foreseeable effects. BLM’s approval of the Project is subject to ongoing monitoring to determine whether additional adverse impacts to the ecosystem eventuate.

NEPA is primarily a procedural statute designed “to insure a fully informed and well-considered decision.” Vermont Yankee Nuclear Power Corp. v. Natural Resources Defense Council, Inc., 435 U.S. 519, 558 (1978). That is, although NEPA requires an agency to prepare an EIS where significant impacts are identified (as BLM did here), nothing in NEPA restrains an agency from proceeding with an action that will have significant impacts where it decides that other values outweigh the environmental costs.

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Robertson v. Methow Valley Citizens Council, 490 U.S. 332, 350-51 (1989); Paul Herman, 146 IBLA 80, 102 (1998). The purpose of preparing the EIS is to inform the agency of possible adverse environmental effects in hopes that the agency can mitigate them. This expectation was well rewarded in this case. As discussed herein, BLM did not disregard the adverse effects identified in its EIS/EIR, but proceeded to carefully consider them (as well as six other alternatives (ROD at 3)) and develop mitigating measures to reduce or eliminate them, in consultation with Departmental agencies responsible for the subjects presented. We find no basis to disturb its decision.

My colleagues register concern that eutrophication discussions are found only in scattered sections of the EIS and that one has to “cull through entirely unrelated sections of the EIS and then put the pieces together” to find them. They call this a “patchwork,” and they find such to be a fatal flaw. All I can say is that (1) it was the Charpieds’ burden to identify the failures they alleged, (2) the California Court of Appeal thoroughly examined and analyzed the eutrophication allegations in 1999 and had no trouble finding its way through the record, (3) I had no trouble finding eutrophication in this voluminous record, and (4) neither did the IBLA.

I note here that the DEIS contains an enormous, detailed, and well-organized Table of Contents (with appendices) spanning 17 pages. Only someone intent on not finding what they hoped was not there could fail to locate matters of their concern in this admittedly gigantic document. But, the clear road map is there.

To save space, let’s go to the Response to Comments section of the EIS:

A commenter has stated that ecosystem impacts, such as eutrophication, are defined in the “broad

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sense, referring to the large-scale addition of nutrients (i.e., landfill trash) to the desert ecosystem” (Appendix 2 of Comment 1) and has requested that the EIS/EIR explain the impact of the proposed Project on the regional ecosystem, including impacts on “subtle and interconnected plants, animals, and processes, most of which presently are unknown.” (NPS, Joshua Tree National Park Issues Identification for the Eagle Mountain Landfill Environmental Impact Statement/Environmental Impact Report, 1995). The JTNP Issues Identification paper also identified possible ecosystem impacts attributable to the Project (i.e., wet dry deposition of nitrate, global warming, and invasion of exotic species) and requested additional studies and experiments to assess ecosystem impacts. Upon review of the requested studies and experiments suggested by the NPS, the lead agencies determined that existing data were available and sufficient for assessing impacts to biodiversity and ecosystem function. The Draft EIS/ EIR addresses all these possible impacts associated with the Project, including habitat loss, additional nutrients originating directly or indirectly from landfill material (defined as “eutrophication” by NPS), the introduction of exotic species, nitrate deposition, and global warming.

For example, the Draft EIS/EIR (Section 4.7.4) states that the proposed Project could affect biodiversity “primarily as a result of loss of habitat, habitat fragmentation, and changes in the relationship between species in the form of increases in predator/scavenger populations in response to increased food availability at the landfill site, and from increased roadkills.” The EIS/EIR presents a full analysis and discussion of these impacts and appropriate mitigation, where applicable.

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Control measures proposed to be implemented are described above in General Response 3, and include continuous covering of waste, limiting the work face to 2 acres or less, litter fencing, litter patrols, and providing additional cover for any area that has not been active for 180 days.

To control conditions at the Townsite that could also lead to an increase in predators, measures identified for predator control will also be employed at the Townsite. These measures will include educating Townsite residents of the factors that increase raven and other predator populations, and restrictions requiring disposal of trash and garbage only in tightly closing trash receptacles. Areas around businesses will be patrolled regularly to collect trash. Feeding domestic animals outside in areas accessible to ravens will be prohibited. Buildings and other structures that could provide nest sites for ravens will be monitored regularly. Other restrictions on Townsite activities are described in Section 4.7 of the Draft EIS/EIR.

The mitigation measures proposed for the Project address potential impacts to a broad range of plants and animals that occur in the Project area. Mitigation measures have been identified, in consultation with the appropriate regulatory agencies, for potential impacts to all special status species, and will be implemented as a condition of Project approval. At the request of the [California Department of Fish and Game] and other resource agencies, additional mitigation measures will be implemented for species that have no protected status and/or are not anticipated to experience significant impacts. For example, the California Barrel Cactus is not a protected species, but is considered an important food and water source for Nelson’s Bighorn Sheep, especially in time of

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drought. Mitigation for this species includes transplanting and monitoring to ensure the success of transplanting. Similarly, mitigation measures will be implemented for the Common chuckwalla, which has no formal protected status. These will include surveying and removing individual animals from Project areas. The aggregate of the mitigation measures proposed for protected and other species will help assure that the biodiversity of the Eagle Mountain Project area is protected and maintained. The availability of the Environmental Mitigation Fund as a tool to acquire and protect prime habitats in the Southeastern California desert will further contribute to the protection of biodiversity and ecosystem function.

Environmental Mitigation Trust

A number of commenters requested additional detail about how the Draft Environmental Mitigation Trust (Appendix U of the Final EIS/EIR) would function and how it would contribute to the mitigation of Project impacts. The overall goals and functions of the Environmental Mitigation Trust, as currently proposed, are described on pages 4.7-14 of the Draft EIS/EIR. The Draft Trust includes elements of the negotiated Agreement with Kaiser/MRC and NPS and certain discussions with CDFG. Specifically, the Draft Trust specifies that 72 percent of the fees would be used to acquire lands that provide high-quality habitat for special status species in the region. In addition, 18 percent of the funds would be used for long-term monitoring, research, and mitigation. The remaining 10 percent of the funds would be used to acquire private parcels in JTNP and for long-term research and mitigation associated with potential Project impacts to JTNP. Lands to be acquired would be identified by an advisory

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committee appointed by the Trustees of the Trust (the County of Riverside Board of Supervisors).

The Draft Trust agreement specifies that the nine members of the advisory committee shall all be residents of Riverside County and comprise two members of the Board of Supervisors of the County of Riverside; two citizens appointed by the Board of Supervisors, one of whom must be a Native American; two citizens nominated by the Coachella Valley Mountains Conservancy; one citizen nominated by The Nature Conservancy; and one citizen nominated by The Desert Protective Council. Because land acquisition expenditures would be recommended by this advisory committee, specific acquisition locations cannot be identified at this time. The Draft Trust Agreement, however, specifies that lands acquisition expenditures would be restricted to or for the benefit of lands within 15 areas in desert environments of Southern California identified in the Trust Agreement (with provisions for expenditures in other project areas if acquisition in the 15 identified areas have been reasonably met and with the consent of 4 of the 5 trustees). The 15 areas listed as priority areas for acquisition were identified in a January 1994 California Endangered Species Act Memorandum of Understanding between MRC and the CDFG.

Section 4.7.4 of the Draft EIS, “Biodiversity and Ecosystem Function,” says:

The NPS has expressed concern that operation of the landfill will result in eutrophication (increased primary productivity) at JTNP as a consequence of atmospheric nitrate deposition. Atmospheric nitrate deposition results from the emission and transport of

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anthropogenically generated nitrogen compounds. Sources include agricultural emission of ammonia/ammonium and organic nitrogen from animal wastes and fertilizer applications, and oxides of nitrogen emitted from fossil fuel combustions (automobiles, power plants, industry) (Paerl, 1993). Recent studies indicate up to 30 kg/ha/yr of dry nitrate are deposited primarily from automobiles in the San Dimas Experimental Forest, just east of Los Angeles (Personal Communication, Kathy Freas/CH2M Hill with E. Allen. August 17, 1995).

Increasing nitrate deposition is of concern in desert ecosystems because desert soils typically are nutrient poor and primary production can be limited by nitrogen availability. Increased nitrogen could potentially allow the establishment and spread of plant species that otherwise would not occur in the desert because of nitrogen limitations. Sources of nitrate associated with the proposed Project are limited to fossil fuels used by trucks and trains delivering waste to the landfill and to the use of personal vehicles and home heating for occupants of the Townsite. Landfill gases include only methane and carbon dioxide and are not a source for oxides of nitrogen. The small amounts of nitrate produced as a result of fossil fuel use associated with landfill operation would be eclipsed by the amount of nitrate produced in the Los Angeles Basin and in urban desert communities closer to the landfill. Additionally, nitrate is transported by prevailing winds, which are westerly in the vicinity of the proposed Project. Because the landfill is southeast of JTNP, nitrates generated from landfill operations would be transported away from JTNP rather than toward it. JTNP expects to see an increase in visitorship to the park to 4 million persons per year by the year 2010 (NPS, 1995). Many, if not most, of these visitors will

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arrive by automobile and will drive through the park. This source of nitrates from fossil fuel combustion is expected to be greater than that produced by landfill operations. Nitrate deposition associated with landfill operations, therefore, is expected to have no effect on ecosystem function [in] JTNP (see Section 4.4 Air Quality).

Then, there is the Agreement with the NPS covering ravens and other predators, which addresses any unanticipated predator and raven problems about which the Charpieds worry:

3.6 DESERT TORTOISE - Kaiser/MRC shall undertake the following obligations in connection with the Desert Tortoise:

3.6.1. Conduct and continue the existing raven monitoring program from at least twelve (12) months prior to commencement of operation for a period of at least 10 years.

3.6.2. Conduct, beginning at least twelve (12) months prior to commencement of operation of the Project and continuing for a period of at least 10 years, a predator monitoring program at the Project.

3.6.3. Mitigate potential increases in raven, coyote, kit fox, and other predator populations caused by the presence of trash at the Project. If the Common Raven population in the region of the Project increases as a result of landfill activities, then an active control program will be instituted. Kaiser/MRC will present its control plan and depredation permits to NPS prior to start up of the landfill. If control measures are instituted, but found to be ineffective, Kaiser/MRC will revise its control plan and implement a new plan.

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3.6.4. Fence the perimeters of all active landfilling and waste handling areas with fencing designed to exclude large scavengers and place a minimum of 6 inches of appropriate cover material over deposited and compacted refuse on a daily basis to minimize raven, rodent, and other opportunistic scavenging.

3.6.5. Conduct, upon commencement of landfill operations, a non-lethal predator control program, that will, as a minimum include hazing at the landfill site, coyote and kit fox aversion (aversive conditioning) techniques, prompt removal of road-killed wild-life along access roads, and the possible use of bird repellent methyl anthranilate.

The California Court of Appeal had this to say in 1999 about eutrophication:

Eutrophication (Nutrient Addition)

In its ruling, the [Superior] court found insufficient evidence to support the EIR’s conclusion that impacts to the Park will be less than significant regarding “the impact of the landfill on the biological resources of the [P]ark as a complex and interrelated system, which the [NPS] describes as eutrophication.” In 1995, the Park staff requested that as part of the EIR process, the involved agencies study the phenomenon of adding nutrients (trash) to the dry, harsh desert landscape, possibly causing insects and rats to proliferate, then starting the food chain going full tilt and upsetting the Park ecosystem. (This phenomenon is termed eutrophication after the similar effects of adding nutrients to lakes and upsetting their ecosystems.) The Park recommended such studies as computer modeling and animal tracking (trapping rats and insects at existing landfills, and inventorying animal feces to analyze

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whether human-generated trash was being transported) for several years to project the impact of the landfill, if it were to be built.

The EIR approached this problem in several ways, directed toward containment of the refuse: (1) The EIR proposed such measures as keeping incoming refuse in sealed containers until transported to a limited working area, creating litter fences, conducting a storm watch to avoid the scattering of materials by windstorms, and covering the waste with dirt and mining debris to avoid access by ravens. Similar measures have proved effective at other landfills. (2) The landfill will have a state-of-the-art liner and operations design as part of the system for confining the waste. (3) Studies were made of the Los Angeles experience with landfills, in which rats were fitted with radio transmitters and researchers found that daily landfill operations (bulldozing and compacting waste) kill rats. Other studies have shown that insects do not proliferate at landfills if daily cover is properly applied. (4) All ponds and water sources will be covered and the areas fenced to prevent access by predators such as ravens, coyotes, or kit foxes. (5) The proponents entered into the mitigation agreement with the NPS to provide for additional mitigation measures if necessary. (6) The EIR includes responses to comments, including the Park issues identification paper, stating that the lead agencies determined that existing data were available and sufficient to address impacts to biodiversity and ecosystem function. The EIR addresses such possible impacts from the project as “habitat loss, additional nutrients originating directly or indirectly from landfill material (defined as ‘eutrophication’ by NPS), the introduction of exotic species, nitrate deposition, and global warming.” The comments give the example that biodiversity could be affected

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by “ ‘changes in the relationship between species in the form of increases in predator/scavenger populations in response to increased food availability at the landfill site, and from increased road kills.’ ” These impacts and appropriate mitigation were discussed in the ELR.

Nat’l Parks & Conservation Ass’n v. County of Riverside, 84 Cal. Rptr. 2d 563, 576 (Cal. Ct. App. 1999). “It is speculative whether the eutrophication effect will occur, but if it does the NPS agreement provides for environmental mitigation measures to deal with the problems.” Id. at 577.

In conclusion, my colleagues claim that “[t]his patchwork cannot serve as a ‘reasonably thorough’ discussion of the eutrophication issue” demonstrably and grossly mischaracterizes the record, and is flatly wrong. It inappropriately gives the back of this Court’s hand to a massive and thorough process and resulting responsible environmental decisions and documents.

IV

HIGHEST AND BEST USE

The appellees now claim pursuant to the FLPMA that BLM’s appraisal of the value of the federal land to be transferred to Kaiser for the landfill failed to consider the “highest and best use” of that property as part of the intended commercial landfill. Their untimely assertion is that BLM’s selection of potential land uses for its highest and best use determination did not include the use as a landfill as one of its markers. See 43 C.F.R. § 2201.3-2(a)(l), (2). They argue that Kaiser is not paying enough for the federal lands it seeks to acquire.

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A.

Failure to Exhaust

The first problem with this newly-minted claim is that the plaintiffs did not present it to the IBLA, as they were required to do pursuant to the jurisdictional doctrine of exhaustion. Great Basin Mine Watch v. Hankins, 456 F.3d 955, 965 (9th Cir. 2006) (“The APA requires that plaintiffs exhaust administrative remedies before bringing suit in federal court. 5 U.S.C. § 704. This requirement applies to claims under NEPA.”). I draw this conclusion from the Statements of Reasons for their appeal to the IBLA — one from the NPCA and one from the Charpieds.

First, the NPCA’s Statement of Reasons for the appeal:

II.	THE BLM WILL NOT RECEIVE FAIR MARKET VALUE FOR THE EXCHANGE.

Any disposal of federal land must be compensated at “fair market value of the use of public lands and their resources.” 43 U.S.C.A. § 1701(a). Here, the compensation being offered in exchange for the public lands in question is inadequate, and egregiously low. As a part of the land exchange, BLM will hand over 3,481 acres of federal land just outside Joshua Tree, providing the bulk of lands needed by Kaiser for the proposed Landfill. In return, Kaiser will transfer 2,486 acres of private land to BLM. To compensate for the approximately 1,000-acre differential, Kaiser will also pay BLM a lump sum of $20,100, which is well below the fair market value. Kaiser anticipates huge profits from a landfill operation on the undervalued BLM land, well beyond the $20,000 amount that would be paid for approximately one third of the property. Here again, Kaiser

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and a few other parties will benefit at a significant cost borne by the national treasury.

As for specific defects in the method of evaluation, this is what NPCA said:

Here, BLM’s own analysis reveals its failure to incorporate wildlife and aesthetic value into the valuation of the federal lands. An appraiser, in determining market value, “shall include historic, wildlife, recreation, wilderness, scenic, cultural, or other resource values.” 43 C.F.R. 2201.3-2(a)(3). Certainly, BLM land in close proximity to Joshua Tree (1.5 miles away) carries significant wildlife, wilderness, scenic, and cultural value to the one million yearly visitors to Joshua Tree. The land exchange appraisal prepared for BLM does not accurately reflect this value.

Nowhere does this statement with sufficient clarity identify as a flaw BLM’s alleged failure to value its lands as part of a proposed landfill, nowhere does it use the term “highest and best use.” The reason given is generic and not specific or particularized.

“[A]dminstrative proceedings should not be a game or a forum to engage in unjustified obstructionism by making cryptic and obscure references to matters that ‘ought to be’ considered and then, after failing to do more to bring the matter to the agencies’ attention,” seeking to attack it in court. Vt. Yankee Power Corp. v. Natural Res. Def. Council, Inc., 435 U.S. 519, 553-54 (1978). The purpose of the exhaustion requirement is two-fold. The requirement is designed (1) to “avoid [  ] premature claims,” and (2) to “ensur[e] that the agency be given a chance to bring its expertise to bear to resolve a claim.” Great Basin Mine Watch, 456 F.3d at 965 (quotation omitted). The NPCA’s statement, vaguely alleging without explaining why the land was undervalued, serves neither

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of the twin objectives of exhaustion. The proof of this pudding is in the eating. Nowhere in the IBLA’s decision is the valuation as a landfill “issue” addressed, and not because they overlooked it, but because the plaintiffs did not raise it. Everything the plaintiffs did raise was addressed.

The Charpieds’ Statement of Reasons for the appeal is no better; in fact, it is worse. In what amounts to a 36-page jeremiad laced with invective and unsupported allegations of corruption, payoffs, and kickbacks against numerous individuals and all the agencies involved — including the Nature Conservancy — they attack everything in sight — except the BLM’s choice of its appraiser’s method of valuation. Again, no mention of a valuation-as-a-landfill deficiency, no use of the words “highest and best use,” and no reference to the relevant valuation rules. Instead, we find statements like this: “We charge the California BLM with the under-value of the select public lands in their continual serving of preferential treatment to the developers, while ripping off the taxpayers.” “The taxpayer is being swindled.” “BLM lied . . . .” “The U.S. Attorney advances ‘lame contentions’ . . . .” “The BLM shamelessly extorts from the Constitution and the people [powers it doesn’t have].” “Gee, some guys [like Kaiser] get all the breaks.” “In short, the smooth talking polluters played Washington D.C. officials like a fiddle.” “Payola.” “If we haven’t made ourselves clear, perhaps this is a good time to remind the [Administrative Law Judge] that this proposal stinks of back room deals, hidden agendas and intrigue, lacks any semblance of integrity or ethics in government, and is worthy of an Inspector General’s investigation.”

The only thing that is clear about this Statement of Reasons is that the Charpieds are against this proposal. They are not interested in a “hard look,” only in stopping the project, period. Interspersed between all the unproductive name calling, they raise every objection one might imagine — except the issue of “highest and best use” upon which they now attempt to prevail. Shades of Vermont Yankee.

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Looking at the IBLA’s opinion, one sees that the IBLA directly addressed all the objections the Charpieds and NPCA did raise. This fact underscores the wisdom of the exhaustion rule. If you raise it, the IBLA will examine and answer it. Again, I turn to the record:

Section 206(b) of the FLPMA requires that the values of the public and private lands exchanged be equal or equalized by the payment (absent waiver in appropriate circumstances) of not more than 25 percent of the total value of the land transferred out of Federal ownership. 43 U.S.C. § 1716(b) (1994); 43 C.F.R. §§ 2201.3(a) and 2201.5(c)(2); see Brent Hansen, 128 IBLA 17, 19 (1993); Havasu Heights Ranch & Development Corp., 102 IBLA 1, 7-8 (1988).

The Charpieds assert that BLM undervalued the selected public lands taken by KEM in the exchange (Charpieds’ SOR at 1-2), suggesting that it did not meet the requirements of 43 C.F.R. §§ 2201.3(a) and 2201.5(c)(2). NPCA also argues that BLM will not receive fair market value for the exchange. (NPCA SOR at 5-6). It is well established that a party challenging an appraisal determining fair market value is generally required to either show error in the methodology used in determining fair market value or, alternatively, submit its own appraisal establishing fair market value. See Voice Ministries of Farmington, Inc., 124 IBLA 358, 361 (1992); High Country Communications, Inc., 105 IBLA 14, 16 (1988). Appellants have submitted no appraisal here. Nor have they shown error in the methodology of the appraisal. We accordingly do not agree that the public is not receiving full value for the selected public lands. In these circumstances, the BLM appraisal is properly upheld. See, e.g., Brent Hansen, 128 IBLA at 19; City of Santa Fe (On Judicial Remand), 120

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IBLA at 315; Burton A. McGregor, 119 IBLA at 105.

We specifically reject the Charpieds’ argument (SOR at 1) that BLM failed to properly value the reversionary interest in the tract of land they describe as the campsite/millsite lands. BLM instructed the appraisers to appraise the reversionary interest in the surface estate of the tract in terms of the “fee simple estate, disregarding the [e]ffect of any title encumbrances,” including the reversionary interest, and to appraise the tract “as if in a raw, unoccupied state, disregarding any of the existing improvements.” (Appraisal Report, Vol. II, at iv, 4, 14). The record indicates that these instructions resulted from an agreement between BLM and KEM which was designed to resolve the problem of how to appraise the reversionary interest, under which KEM agreed to pay for the full fee simple title to the campsite/millsite lands even though it already held the principal interest in those lands. (Letter to BLM from KEM dated May 5, 1993). The surface estate was patented to KSC in 1955 and was being held subject only to KEM’s continued compliance with the terms of the patent. So long as it did so, KEM could hold the surface estate indefinitely, subject to the possibility of reverter. We find no fault with this compromise, and appellants have provided no basis to disturb it. To avoid even the possibility of undervaluing its reversionary interest, BLM instructed the appraiser to value that interest as if it were a fee simple interest in the surface estate of the land, that is, as if the reverter had occurred. This undoubtedly increased the value attributable to the reversionary interest, thus maximizing its value for purposes of the exchange and benefitting the United States by increasing the overall value of the selected public lands in the exchange.

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We also reject the Charpieds’ argument (Charpeids’ SOR at 1) that, by disregarding revenue from improvements that have been built on the campsite/millsite lands, BLM undervalued the reversionary interest. That argument disregards the critical fact that, if the lands ever had reverted to the United States, those improvements could be removed. Such improvements and associated “revenue stream” belong to KSR and its successors, not to the United States, which has no claim to reimbursement for their value.

By the same token, the valuation of the offered private lands is not defective because it did not include the value of railroad tracks which cross the property (see Charpieds’ SOR at 2), as those improvements will not belong to the United States following the exchange, but will remain in Kaiser’s possession on the property under authority granted by the right-of-way. In these circumstances, it was appropriate to value the lands “as if in a raw, unoccupied state, disregarding any of the existing improvements,” (Appraisal Report, Vol. III at 5, 23), as those improvements can be removed by the right-of-way holder.

The Charpieds assert that the appraisal misstates the present use classification of the selected public lands as “designated for Open Space and Conservation.” (Charpieds’ SOR at 1-2). We are unable to find such statement, and the Charpieds provide no citation. The appraisal Report expressly states to the contrary that the selected public lands were “appraised based on [their] estimated highest and best use as if available in the open market, in accordance with the underlying zoning regulations, County of Riverside General Plan land use recommendations, and [CDCA] Plan land use recommendations”

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(Appraisal Report Vol. I at 43-44), concluding, in view of the absence of “imminent development potential,” that “the highest and best use of the selected public lands is estimated to be holding for speculative investment and future capital appreciation.” Id. at 47.

The Charpieds argue that the Notice of Exchange Proposal (NOEP) violated 43 C.F.R. § 2201.2(a)(l), because it failed to name Kenneth Statler as a party “involved in the present exchange.” (Charpieds’ SOR at 2). Appellants have failed to show that Statler, who apparently at one time held a leasehold interest in a portion of the campsite lands that has now expired, owns any interest in the lands involved in the exchange. Accordingly, we agree with KEM that he is not “involved in the present exchange” and need not have been identified under 43 C.F.R. § 2201.2(a)(1). Nor did the NOEP need to mention MWD (Charpieds’ SOR at 20), which is not a participant in the exchange, but is instead the grantee of a right-of-way.

The Charpieds also argue that the NOEP violated 43 C.F.R. §2201.2(a)(2) by not identifying 400 acres of desert tortoise habitat that KEM will donate to BLM. That “donation” is actually being made as mitigation for the expected loss of desert tortoise habitat caused by the widening of Eagle Mountain Road. We agree with KEM that it was not required to list those lands in the NOEP because, at the time of the preparation of that document, the extent of loss of habitat was not known and could not have been accurately foreseen. At this time, KEM has committed itself (as a condition of the land exchange agreement) to purchase 400 acres of tortoise habitat and donate it to the United States for preservation to mitigate expected damage to 160 acres of tortoise

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habitat resulting from the widening of Eagle Road. We find nothing impermissible in that. The valuation of the selected public land and offered private lands are not affected. Public involvement in this process can await the execution of the agreement.

Both NPCA and the Charpieds argue that BLM erred by failing to take into account that title to the campsite/millsite lands had reverted to the United States because the terms of the reverter in the patent had occurred. Indeed, they presume that title to the lands has reverted and make further assumptions accordingly. See, e.g., Charpieds’ SOR at 2-3 (asserting that KEM’s occupancy of these lands is trespass, and challenging the legality of a lease of surface rights issued by KEM to Statler). In view of the fact that BLM has agreed to deed its interest in the lands (whatever it may be) to KEM, this land exchange will resolve these questions once and for all. As noted above, BLM has valued the campsite/millsite lands as if the land had already reverted to the United States. This moots the question of whether title to the lands has, in fact, reverted.

There is no doubt that the Charpieds were aware of the precise “highest and best use” argument they chose not bring to the attention of the IBLA. They asserted this very same argument in earlier cases; see, e.g., Donna Charpied, 137 IBLA 45, 47 (1996). To quote the IBLA from that case,

They [the Charpieds and others] contend that the appraisers failed to consider that the Federal land to be exchanged is proposed to be used as a landfill, and that, as a result, the land should be . . . valued in comparison to landfill sites, instead of being treated as mine support lands . . . .

Id. (emphasis added).

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Notwithstanding their clear awareness of this “comparison” issue, the Charpieds did not raise it in this matter until they arrived in federal court, an acute violation of the exhaustion rule. Then, they finally hired their own appraiser — Stephen Roach — and offered to the district court new “evidence” on this new issue. Too late, fatally too late. NPCA recognizes this deficiency, claiming that to have raised this valuation issue to the IBLA would have been “futile.” NPCA’s Answering Brief at 56. Why futile? Because it did not work in the Charpieds’ earlier case. In short, both decided not to pursue it here — but only the NPCA explains why.

B.

The Herzog Appraisal

Nevertheless, when they did insert this new issue into the district court case, allegedly supported by an appraiser, Stephen Roach — who was never involved in the administrative process at all — BLM did what it would have done had it been given timely notice of this additional concern: they hired a new independent appraiser — Steven Herzog — to evaluate it. So much for futility. BLM instructed Mr. Herzog independently to review David Yerke’s earlier 350 page appraisal “[i]n light of the Desert Citizens decision,” referring to our opinion in Desert Citizens Against Pollution v. Bisson, 231 F.3d 1172 (9th Cir. 2000). In that case, we held that the use of property should be “considered” in evaluating the highest and best use. Desert Citizens, 231 F.3d at 1180-84. The purpose of Mr. Herzog’s report was to “supplement the administrative record.”

Steven Herzog holds the designation of MAI from the Appraisal Institute. He is also a Certified General Real Estate Appraiser in California, a Registered Professional Forester, and the President of the Herzog Group. To assist him in this endeavor, he hired the Recon Research Corporation for its discount rate as applied to future income for landfill lands

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expertise, and EMCON, a civil engineering company with landfill experience.

Despite the Charpieds’ fatally tardy assertion of this matter, Mr. Herzog did what BLM and Desert Citizens asked him to do: he thoroughly considered the value of the land in connection with its value as a landfill and filed his report accordingly. He concluded as of the relevant date that the landfill was “not a financially feasible use of the selected [federal] land.” It follows that the “highest and best use” of the federal lands being appraised could not have been for a landfill. He noted that as of 1993, “difficulties faced by landfill developers in obtaining required approvals impacted the ability and desire of companies to finance such projects.” He pointed out that operators such as Waste Management, Inc., Western Waste, and BFI began to abandon their investments. He opined that “[t]he opportunity costs of investing tens of millions of dollars in a high-risk venture, without any return on that investment for at least ten years are enormous,” and that “[a] knowledgeable investor with millions of dollars to invest would not have considered investment in a rail-haul landfill to be the route to obtaining a reasonable return on the investment.”

So, if this is true, that there was no market for the federal lands as a landfill, why would Kaiser doggedly pursue this proposal? Because Kaiser already owns the abandoned holes in the ground and the railroad necessary to serve it and has a considerable investment in the project. The idea that someone else might purchase the selected federal lands for a landfill is palpably and demonstrably hallucinatory.

This is what Mr. Herzog has to say about Kaiser’s determined motivation in a declaration provided to the district court summarizing his 108-page report (plus attachments) submitted to BLM:

61. . . . Under this analysis, the net present value [“NPV”] of the income generated from the project

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would be $2.48 million. Not included in the calculation of this figure is any allowance for entrepreneurial profit, the $13 million spent on permitting after September 25, 1997, the $17 million that would be required to upgrade the railroad and relocate and upgrade the paved road, or any allowance for on-site infrastructure cost and staffing. Consequently, the NPV for the net income to the landfill operation is dwarfed by the expenditures that would be required to obtain that income — a conclusion BFI obviously reached in 1994. Report pp. 106 - 107.

62. I reached the conclusion that, as of the effective date, landfill use was not financially feasible. Yet, Kaiser and its remaining associated investors went on to spend $13 million more pursuing final permits. Through 1994, approximately $49 million had been spent on the project. However, BFI had spent $45 million of that, and walked away. The remaining proponents had only $4 million invested, but the only way to recover any of the investment was to press on with the permitting effort. The internal dynamics of the stakeholders in the endeavor created a situation where motivations existed that were different from what a single entity, which had been solely financing the project from the beginning, would have faced. Report p. 108.

63. In addition, the expectation constantly existed that the time when final permits would be obtained was near at hand. The obtaining of the goal always seemed to be near enough that continued expenditures were justified. To stop the process would have meant the forfeiting of all prior expenditures, because the final permits were needed to put the project in its most marketable condition. As noted earlier, the pending sale is contingent upon final permits

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being obtained and all litigation being resolved. Report p. 108.

64. The conclusion of Mr. Roach that a landfill was economically feasible is based completely on the observation that Kaiser was investing in a landfill at the site. First, this “observation” is not a proper method of assessing the economic feasibility of a landfill use. See definition of economic feasibility at ¶ 11. Moreover, this “observation” does not consider the circumstances and history of Kaiser’s investment in the project or the fact that Kaiser, since it owned the railroad, the permits, and other aspects of the project related to the selected lands, had different motivations than others in the marketplace would have had. Mr. Roach’s conclusion appears to be without market support, and is based on an incomplete understanding of the factors motivating Kaiser to continue to invest in Eagle Mountain.

Kaiser is correct when it argues that BLM’s chief state appraiser in California, Nancy Ortiz, reviewed Mr. Herzog’s report and said in a 12-page report:

From my review it appears that Mr. Herzog has been conscientious in providing an independent analysis and his report meets applicable [UAS] and Federal standards and the requirements of the instructions for the assignment provided by the BLM. He has thoroughly analyzed the subject’s potential for landfill as a highest and best use, using appropriate methods and consultants, and provided a feasibility conclusion based on his analysis. As the reviewer, I believe that the appraiser has addressed concerns relative to the landfill as a potential highest and best use . . . .

The BLM District Manager added this perspective to Mr. Herzog’s appraisal:

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We feel the administrative record supports BLM’s decision in this case, and disagree with Plaintiff’s assertions to the contrary. However, in light of the Ninth Circuit’s opinion in Desert Citizens, we felt an independent analysis of whether a landfill was the highest and best use of the federal lands was justified. We were prepared to accept the results of this new analysis, regardless of its implications to the District Manager’s decision of September 25, 1997.

In conclusion, he said, “I have reviewed Mr. Herzog’s report and found nothing which indicates that it is necessary to revise or revisit the District Manager’s decision of September 25, 1997 approving the exchange.” This decision was served on the Charpieds in January, 2003; and Mr. Herzog’s report, plus the reports of the chief appraiser and the district manager were formally made part of the administrative record and officially certified and lodged as such with the district court on February 7, 2003. How my colleagues can claim that this is not a “final, appealable decision” is a mystery.

Did the plaintiffs timely appeal the District Manager’s final conclusion to the IBLA, as they could have pursuant to 43 C.F.R. § 4.410(a)? No. This failure alone should bar them from bringing it sideways into this case. So what the Charpieds say BLM did not do has in fact been done, and remains unchallenged by them.

We faced a similar problem in Warm Springs Dam Task Force v. Gribble, 621 F.2d 1017 (9th Cir. 1980). In that case, a deficiency in the Army Corps of Engineers NEPA process had been cured during litigation. Calling these “supervening events,” we denied remand to the Corps because the Corps had already conducted studies definitively to answer the matter at issue. Id. at 1026. As we said in Friends of the Clearwater v. Dombeck, 222 F.3d 552, 560 (9th Cir. 2000), “if extra-record evidence shows that an agency has rectified a NEPA violation after the onset of legal proceedings, that evidence is

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relevant to [what] relief should be granted.” See also Forest Guardians v. U.S. Forest Serv., 329 F.3d 1089, 1095-96 (9th Cir. 2003). At the very least, we should follow this example. BLM has done what we suggested in Desert Citizens. It has thoroughly “considered” the issue and issued a manifestly defensible answer. To remand at this point is a clear exercise in blind form over substance.

CONCLUSION

I end with the Technical Advisory Panel’s evaluation: “the proposed Eagle Mountain Landfill could well become one of the world’s safest landfills and a model for others to emulate.” Don’t hold your breath.